UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
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Allegion Public Limited Company
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NOTICE OF 2015 ANNUAL GENERAL MEETING OF SHAREHOLDERS

The Annual General Meeting of Shareholders of Allegion plc (the “Company”) will be held at the following location to consider and vote upon the following proposals:

When		June 10, 2015, at 9:00 a.m., Mountain Time

Location		The Broadmoor, 1 Lake Avenue, Colorado Springs, Colorado

Items of Business	1.	By separate resolutions, to re-elect as directors for a period of one year expiring at the end of the Annual General Meeting of Shareholders of the Company in 2016, the following six individuals:
		(a)	Michael J. Chesser	(d)	David D. Petratis
		(b)	Carla Cico	(e)	Dean I. Schaffer
		(c)	Kirk S. Hachigian	(f)	Martin E. Welch III
	2.	To give advisory approval of the compensation of the Company’s named executive officers.
	3.	To approve the appointment of PricewaterhouseCoopers as independent auditors of the Company and authorize the Audit and Finance Committee of the Board of Directors to set the auditors’ remuneration.
	4.	To approve the material terms of the performance goals under the Company’s Incentive Stock Plan of 2013.
	5.	To approve the material terms of the performance goals under the Company’s Senior Executive Performance Plan.
	6.	To conduct such other business properly brought before the meeting.

Record Date		Only shareholders of record as of the close of business on April 13, 2015, are entitled to receive notice of and to vote at the Annual General Meeting.
Shareholders in Ireland may participate in the Annual General Meeting at the Company’s headquarters located at Block D, Iveagh Court, Harcourt Road, Dublin 2, Ireland. See “Information Concerning Voting and Solicitation” of the proxy statement for further information on participating in the Annual General Meeting in Ireland.
Whether or not you plan to attend the meeting, please provide your proxy by either using the Internet or telephone as further explained in the accompanying proxy statement or filling in, signing, dating, and promptly mailing a proxy card.

By Order of the Board of Directors,
S. WADE SHEEK
Secretary
IF YOU ARE A SHAREHOLDER WHO IS ENTITLED TO ATTEND AND VOTE, THEN YOU ARE ENTITLED TO APPOINT A PROXY OR PROXIES TO ATTEND AND VOTE ON YOUR BEHALF. A PROXY IS NOT REQUIRED TO BE A SHAREHOLDER IN THE COMPANY. IF YOU WISH TO APPOINT AS PROXY ANY PERSON OTHER THAN THE INDIVIDUALS SPECIFIED ON THE PROXY CARD, PLEASE CONTACT THE COMPANY SECRETARY AT OUR REGISTERED OFFICE.
Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting of Shareholders to be held on June 10, 2015: The Annual Report and Proxy Statement are available at www.proxyvote.com.

Registered Office Address: Block D Iveagh Court Harcourt Road Dublin 2, Ireland Ireland No. 527370	U.S. Mailing Address: c/o Schlage Lock Company LLC 11819 N. Pennsylvania Street Carmel, Indiana 46032

SUMMARY INFORMATION
This summary highlights information contained elsewhere in this Proxy Statement. For more complete information about these topics, please review Allegion plc’s Annual Report on Form 10-K and the entire Proxy Statement.

ANNUAL GENERAL MEETING OF SHAREHOLDERS

When	June 10, 2015 at 9:00 a.m., Mountain Time

Location	The Broadmoor
1 Lake Avenue
Colorado Springs, Colorado

Record Date	April 13, 2015

Voting	Shareholders as of the record date are entitled to vote. Each ordinary share is entitled to one vote for each director nominee and each of the other proposals.

Attendance	All shareholders of record on the record date may attend the meeting.

MEETING AGENDA AND VOTING RECOMMENDATIONS
The following items will be submitted for shareholder approval at the Annual General Meeting.

Agenda Item	Vote Required	Board Recommendation	Page
Election of 6 directors named in the proxy statement.	Majority of votes cast	For	1
Advisory approval of the compensation of the Company’s named executive officers.	Majority of votes cast	For	4
Approval of appointment of PricewaterhouseCoopers LLP as the Company’s independent auditors and authorize the Audit and Finance Committee to set auditors’ remuneration.	Majority of votes cast	For	5
Approval of the material terms of the performance goals under the Company’s Incentive Stock Plan of 2013.	Majority of votes cast	For	7
Approval of the material terms of the performance goals under the Company’s Senior Executive Performance Plan.	Majority of votes cast	For	12

CORPORATE GOVERNANCE HIGHLIGHTS
We are committed to good corporate governance practices that promote the long-term interests of shareholders, strengthen Board and management accountability and help build public trust. The following is a summary of our corporate governance practices. Additional information is found under the Corporate Governance section of this Proxy Statement.

Things We Do		Things We Don’t Do
✓	Substantial majority of independent directors (5 of 6)	✗	No pledging of Company stock
✓	Annual election of directors	✗	No hedging of Company stock
✓	Majority vote for directors	✗	No tax gross-ups in change-in-control agreements
✓	Independent Lead Director	✗	No excessive perquisites
✓	Term limit for non-employee directors	✗	No option repricing without shareholder approval
✓	Annual Board and committee self-assessments	✗	No dividend equivalents on unearned awards
✓	Executive sessions of non-management directors
✓	Executive and director stock ownership guidelines
✓	Board oversight of risk management
✓	Succession planning at all levels, including for Board and CEO

i

EXECUTIVE COMPENSATION
Our executive compensation program is designed to create a pay-for-performance culture by aligning the compensation program to the achievement of our strategic objectives and with shareholder interests. Our strategic objectives are: (i) expand in core markets; (ii) opportunistic acquisitions; (iii) enterprise excellence; (iv) innovation in existing and new product categories; and (v) growth in emerging markets.
The primary objectives of our executive compensation program are to

•	Create and reinforce our pay-for-performance culture;

•	Align the interests of management with our shareholders;

•	Attract, retain and motivate executive talent by providing competitive levels of salary and targeted total pay;

•	Provide incentive compensation that promotes desired behavior without encouraging unnecessary and excessive risk; and

•	Integrate with our performance management process of goal setting and formal evaluation.
Pay-for-Performance
We achieved the following strong financial performance in 2014:

•	Annual revenue of $2.12 billion, an increase of 2.4% compared to prior year (up 5.0% on an adjusted basis);

•	Adjusted Earnings Before Interest Tax Depreciation and Amortization (“EBITDA”) of $436.9 million, an increase of 5.5% over 2013 adjusted EBITDA;

•	Available Cash Flow of $237.4 million, which represents 127.4% of net earnings from continuing operations;

•	Adjusted earnings per share (“EPS”) of $2.49, an increase of 14.2% over 2013 adjusted EPS; and

•	Total shareholder return of 26.7%, which falls into the 93rd percentile of our peers.
Based on the achievement of this performance, we achieved 133% financial performance under the Annual Incentive Plan and achieved a 197% payout of the performance share units.

ELECTION OF DIRECTORS
Set forth below is summary information about each director nominee the Board is recommending for election:

Nominee	Age	Director Since	Principal Occupation	Independent	Committee Memberships
Michael J. Chesser	66	2013	Former Chairman and Chief Executive Officer of Great Plains Energy Incorporated	✓	• Audit and Finance • Compensation (Chair) • Corporate Governance and Nominating
Carla Cico	54	2013	Former Chief Executive Officer of Rivoli S.p.A.	✓	• Audit and Finance • Compensation • Corporate Governance and Nominating
Kirk S. Hachigian	55	2013	Chairman and Chief Executive Officer of JELD-WEN, Inc.	✓	• Audit and Finance • Compensation • Corporate Governance and Nominating (Chair)
David D. Petratis	57	2013	Chairman, President and Chief Executive Officer of Allegion plc
Dean I. Schaffer	63	2014	Former Partner of Ernst & Young LLP	✓	• Audit and Finance • Corporate Governance and Nominating
Martin E. Welch III	66	2013	Former Executive Vice President and Chief Financial Officer of Visteon Corporation	✓	• Audit and Finance (Chair) • Compensation • Corporate Governance and Nominating

ii

ADVISORY VOTE ON THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS
We are asking for your advisory approval of the compensation of our named executive officers. While our Board of Directors intends to carefully consider the shareholder vote resulting from the proposal, the final vote will not be binding on us and is advisory in nature. Before considering this proposal, please read our Compensation Discussion and Analysis, which explains our executive compensation program and the Compensation Committee’s compensation decisions.

APPOINTMENT OF INDEPENDENT AUDITORS
We are asking you to approve the appointment of PricewaterhouseCoopers LLP (“PwC”) as our independent auditors for 2015 and to authorize the Audit and Finance Committee to set PwC’s remuneration.

MATERIAL TERMS OF THE PERFORMANCE GOALS UNDER THE INCENTIVE STOCK PLAN OF 2013
We are asking you to approve the performance measures included in the Incentive Stock Plan of 2013 in order to preserve the Company’s ability to deduct compensation earned by certain executives pursuant to any performance-based award that may be made in the future under the plan.

MATERIAL TERMS OF THE PERFORMANCE GOALS UNDER THE SEPP
We are asking you to approve the performance measures included in the Senior Executive Performance Plan in order to preserve the Company’s ability to deduct compensation earned by certain executives pursuant to any performance-based award that may be made in the future under the plan.

2016 ANNUAL GENERAL MEETING

Deadline for shareholder proposals for inclusion in the proxy statement:	December 28, 2015
Deadline for business proposals and nominations for director:	March 11, 2016

iii

PROXY STATEMENT

This Proxy Statement and the enclosed proxy card, or the Notice of Internet Availability of Proxy Materials, are first being mailed to shareholders of record on April 13, 2015 (the “Record Date”) on or about April 24, 2015.
PROPOSALS REQUIRING YOUR VOTE
Item 1. Election of Directors
We use a majority of votes cast standard for the election of directors. A majority of the votes cast means that the number of votes cast “for” a director nominee must exceed the number of votes cast “against” that director nominee. Each director of the Company is being nominated for election for a one-year term beginning at the 2015 Annual General Meeting of Shareholders to be held on June 10, 2015 (the “Annual General Meeting”) and expiring at the end of the 2016 Annual General Meeting of Shareholders.
Under our articles of association, if a director is not re-elected in a director election, the director shall retire at the close or adjournment of the Annual General Meeting.
The Board of Directors recommends a vote FOR the following directors:

Michael J. Chesser
Age	66

Director Since	2013

Experience	Former Chairman and Chief Executive Officer of Great Plains Energy Incorporated (an electric utilities holding company) from 2003 to 2013

Current Directorships	Polypore International Inc.

Former Directorships	Great Plains Energy Inc. Itron Inc. UMB Financial Corp.
Director Qualifications
Mr. Chesser’s successful career in the energy sector offers us insight into the latest developments in industrial processes, innovation and process improvement. His expertise will provide guidance into new technologies for our operations, help progress our productivity initiatives and offer instructive process methodologies to accelerate our innovation efforts. Mr. Chesser is a recognized authority on energy technologies which brings unique perspectives both within our own operations and on behalf of our customers and communities. His extensive experience with compensation and talent development are of particular benefit to us. Finally, his leadership for a North American company will provide practical insight to help drive our growth plans for that geography.

Carla Cico
Age	54

Director Since	2013

Experience	Former Chief Executive Officer of Rivoli S.p.A. (prefabricated infrastructure company) from 2009 to 2011 Former Chief Executive Officer of Ambrosetti Consulting (a consulting company) from 2008 to 2009

Current Directorships	Alcatel-Lucent

Former Directorships	None

Director Qualifications
Ms. Cico’s experience leading a prefabricated infrastructure company offers a deep understanding of the building and construction industries. She brings a unique perspective to the Board with her direct knowledge of application expertise, regulatory requirements, complex configurations and working with architects, contractors and engineers to adhere to specific safety requirements, all of which influence the successful execution of our strategic plan. Ms. Cico was cited as one of the most powerful women in international business in Forbes (1994) and Fortune (1995). She offers extraordinary insight into regional and global economic, social and political issues.

Kirk S. Hachigian
Age	55

Director Since	2013

Experience
Chairman and Chief Executive Officer of JELD-WEN, Inc. (global manufacturer of doors and windows) since February 2014
Former Chairman, President and Chief Executive Officer of Cooper Industries plc (global manufacturer of electrical components for the industrial, utility and construction markets) from 2006 to 2012

Current Directorships	Paccar Inc. NextEra Energy

Former Directorships	Cooper Industries plc
Director Qualifications
Mr. Hachigian’s experience as chairman and chief executive officer of a $6 billion New York Stock Exchange (“NYSE”) global diversified manufacturing organization brings substantial expertise to all of our operational and financial matters, including global manufacturing, engineering, marketing, labor relations, channel management and investor relations. His prior work will benefit our Board of Directors and management team as we pursue future business opportunities globally. He has a successful track record of creating value to shareholders, completing the $13 billion merger of Cooper Industries with Eaton Corporation. In addition, his leadership of an organization incorporated in Ireland provides valuable oversight experience to our Irish financial reporting and accounting requirements. His executive leadership positions directly correspond to key elements of our growth and operational strategies.

David D. Petratis
Age	57

Director Since	2013

Experience
Chairman, President and Chief Executive Officer of Allegion plc since 2013
Former Chairman, President and Chief Executive Officer of Quanex Building Products Corporation (a manufacturer of engineered material and components for the building products markets) from 2008 to 2013

Current Directorships	None

Former Directorships	Gardner Denver, Inc. Quanex Building Products Corporation
Director Qualifications
Mr. Petratis’s successful leadership of global manufacturing companies brings significant experience and expertise to the Company’s management and governance. In particular, Mr. Petratis has an extensive background in the building products industry, as well as strong experience with operations and lean manufacturing, distribution and channel marketing and management, the merger and acquisition process, and strategy development.

Dean I. Schaffer
Age	63

Director Since	2014

Experience	Former Partner of Ernst & Young LLP (an international public accounting firm) from 1975 to March 2014

Current Directorships	None

Former Directorships	None

Director Qualifications
Mr. Schaffer’s experience as a partner of an international accounting firm brings significant expertise to the Board of Directors in the areas of taxation, governance, strategy and acquisitions. During his career, Mr. Schaffer served on Ernst & Young’s Americas Executive Board, as the co-lead of the Americas Office of the Chairman Global Accounts Network and senior partner in the New York office and worked with many of the firm’s largest clients. Mr. Schaffer’s expertise will benefit the Board of Directors as it oversees our financial reporting and our governance and as it develops our tax and growth strategies.

Martin E. Welch III
Age	66

Director Since	2013

Experience
Former Executive Vice President and Chief Financial Officer of Visteon Corporation (a global automotive parts supplier) from 2011 to 2012
Former Executive Vice President and Chief Financial Officer of United Rentals, Inc. (an equipment rental company) from 2005 to 2009

Current Directorships	Global Brass and Copper Holdings, Inc.

Former Directorships	Delphi Corporation

Director Qualifications
Mr. Welch’s experience as a chief financial officer brings substantial financial expertise to our Board. His senior leadership experience with global manufacturing companies will benefit our Board as it develops our growth strategy and will help drive our operational improvement. In addition, Mr. Welch’s experience as a business advisor to a private equity firm will benefit the Company’s long-term strategic planning.

Item 2. Advisory Approval of the Compensation of Our Named Executive Officers
We are presenting the following proposal, commonly known as a “Say-on-Pay” proposal, which gives you as a shareholder the opportunity to endorse or not endorse our compensation program for named executive officers (“NEOs”) by voting for or against the following resolution:
“RESOLVED, that the shareholders approve the compensation of the Company’s NEOs, as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related disclosure contained in the Company’s proxy statement.”
While our Board of Directors intends to carefully consider the shareholder vote resulting from the proposal, the final vote will not be binding on us and is advisory in nature.
The primary objectives of our executive compensation program are to:

•	Create and reinforce our pay-for-performance culture;

•	Align the interests of management with our shareholders;

•	Attract, retain and motivate executive talent by providing competitive levels of salary and targeted total pay;

•	Provide incentive compensation that promotes desired behavior without encouraging unnecessary and excessive risk; and

•	Integrate with our performance management process of goal setting and formal evaluation.
By following these objectives, we believe that our compensation program for NEOs is strongly aligned with the long-term interests of our shareholders.
The Board of Directors recommends that you vote FOR advisory approval of the compensation of our NEOs as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related disclosure contained in this proxy statement.

Item 3. Approval of Appointment of Independent Auditors
At the Annual General Meeting, shareholders will be asked to approve the appointment of PricewaterhouseCoopers (“PwC”) as our independent auditors for the fiscal year ending December 31, 2015, and to authorize the Audit and Finance Committee of our Board of Directors to set the independent auditors’ remuneration. PwC acted as our independent auditor since 2013 and has familiarity with our affairs. Based on such familiarity and its ability, we believe PwC is best qualified to perform this important function.
Representatives of PwC will be present at the Annual General Meeting and will be available to respond to appropriate questions. They will have an opportunity to make a statement if they so desire.
The Board of Directors recommends a vote FOR the proposal to approve the appointment of PwC as independent auditors of the Company and to authorize the Audit and Finance Committee of the Board of Directors to set the auditors’ remuneration.
Audit and Finance Committee Report
While management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls, the Audit and Finance Committee reviews the Company’s audited financial statements and financial reporting process on behalf of the Board of Directors. The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and to issue a report thereon. The Audit and Finance Committee monitors those processes. In this context, the Audit and Finance Committee has met and held discussions with management and the independent auditors regarding the fair and complete presentation of the Company’s results. The Audit and Finance Committee has discussed significant accounting policies applied by the Company in its financial statements, as well as alternative treatments. Management has represented to the Audit and Finance Committee that the Company’s consolidated financial statements were prepared in accordance with United States generally accepted accounting principles, and the Audit and Finance Committee has reviewed and discussed the consolidated financial statements with management and the independent auditors. The Audit and Finance Committee also discussed with the independent auditors the matters required to be discussed by Auditing Standard No. 16, as amended (Communication with Audit Committees), as adopted by the Public Company Accounting Oversight Board (United States) (“PCAOB”).
In addition, the Audit and Finance Committee has received and reviewed the written disclosures and the PCAOB-required letter from PwC regarding PwC’s communications with the Audit and Finance Committee concerning independence and discussed with PwC its independence. The Audit and Finance Committee also considered whether the independent auditors’ provision of non-audit services to the Company is compatible with the auditors’ independence. The Audit and Finance Committee has concluded that the independent auditors are independent from the Company and its management.
The Audit and Finance Committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Audit and Finance Committee meets separately with the internal and independent auditors, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.
In reliance on the reviews and discussions referred to above, the Audit and Finance Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 (“2014 Form 10-K”), for filing with the Securities and Exchange Commission (the “SEC”). The Audit and Finance Committee has selected PwC, subject to shareholder approval, as the Company’s independent auditors for the fiscal year ending December 31, 2015.
AUDIT AND FINANCE COMMITTEE
Martin E. Welch III (Chair)
Michael J. Chesser
Carla Cico
Kirk S. Hachigian
Dean I. Schaffer

Fees of the Independent Auditors
The following table shows the fees we paid or accrued for audit and other services provided by PwC for the fiscal years ended December 31, 2014 and 2013:

	2014	2013 (a)
Audit Fees (b)	$2,890,000	$2,511,000
Audit-Related Fees (c)	80,000	4,800
Tax Fees (d)	1,941,564	—
All Other Fees (e)	55,000	—
Total	$4,966,564	$2,515,800
_______________

(a)
Prior to the spin-off of our commercial and residential security businesses (the “Spin-off”) from Ingersoll-Rand plc (“Ingersoll Rand”) on December 1, 2013, Ingersoll Rand paid any audit, audit-related, tax and other fees of PwC.

(b)	Audit Fees for the fiscal year ended December 31, 2013 and 2014 were for professional services rendered for the audits of our annual consolidated financial statements, including statutory audits.

(c)	Audit-Related Fees consists of certain assurance services related to specific transactions.

(d)	In 2014, $108,184 of the Tax Fees related to tax compliance and $1,833,380 related to consulting services.

(e)	All Other Fees relate to an audit of our United Kingdom pension plan and known verification reports and other services.

The Audit and Finance Committee has adopted policies and procedures which require that the Audit and Finance Committee pre-approve all non-audit services that may be provided to the Company by its independent auditors. The policy: (i) provides for pre-approval of an annual budget for each type of service; (ii) requires Audit and Finance Committee approval of specific projects over $50,000, even if included in the approved budget; and (iii) requires Audit and Finance Committee approval if the forecast of expenditures exceeds the approved budget on any type of service. The Audit and Finance Committee pre-approved all of the services described above. The Audit and Finance Committee has determined that the provision of all such non-audit services is compatible with maintaining the independence of PwC.

Item 4. Approval of the Material Terms of the
Performance Goals under the Company’s Incentive Stock Plan of 2013

On October 1, 2013, prior to the Spin-off, our board of directors approved the Allegion plc Incentive Stock Plan of 2013 (the “2013 Stock Plan”). On November 14, 2013, our shareholders prior to the Spin-off approved the 2013 Stock Plan. The Board is requesting that you approve the material terms of the performance goals pursuant to the 2013 Stock Plan in order to preserve the Company’s ability to grant fully tax-deductible performance-based awards under the 2013 Stock Plan. You are not being asked to approve any amendment to the 2013 Stock Plan or to otherwise approve the 2013 Stock Plan itself.
Section 162(m) of the Internal Revenue Code (“Section 162(m)”) imposes a $1 million limit on the amount that a public company may deduct for compensation paid to the company’s CEO or any of the company’s three most highly compensated executive officers (other than the CFO) who are employed as of the end of the year. This limitation does not apply to compensation that meets the requirements under Section 162(m) for “performance-based” compensation. Market-priced stock options and stock appreciation rights (“SARs”) are two examples of performance-based compensation. Other types of awards, such as restricted stock and restricted stock units that are granted pursuant to pre-established objective performance formulas, may also qualify as fully-deductible performance-based compensation, so long as certain requirements are met. One of the requirements for compensation to qualify as performance-based under Section 162(m) is that the material terms of the performance goals, including the list of permissible business criteria for performance objectives under the plan, be disclosed to and approved by shareholders. The Company is currently eligible for a post-spin-off transition rule under which certain amounts paid under the 2013 Stock Plan may be exempt from the deduction limitations of Section 162(m). In order to preserve the Company’s ability to grant fully tax-deductible performance-based awards following the end of this transition period, the Company is seeking shareholder approval of the material terms of the performance goals under the 2013 Stock Plan for purposes of compliance with Section 162(m).
Shareholder approval of the material terms of performance goals under the 2013 Stock Plan is only one of several requirements under Section 162(m) that must be satisfied for amounts realized under the 2013 Stock Plan to qualify for the performance-based compensation exemption under Section 162(m), and shareholder approval of the material terms of the performance goals of the 2013 Stock Plan does not alone ensure that all compensation paid under the 2013 Stock Plan will qualify as tax-deductible compensation. There can be no guarantee that amounts payable under the 2013 Stock Plan will be treated as qualified performance-based compensation under Section 162(m). In addition, nothing in this proposal precludes the Company from granting awards that do not meet the requirements for tax-deductible compensation under Section 162(m).

MATERIAL TERMS OF THE PERFORMANCE GOALS UNDER THE 2013 STOCK PLAN
For purposes of Section 162(m), the material terms of the performance goals include: (i) the employees eligible to receive compensation; (ii) the description of the performance objectives on which the performance goals may be based; and (iii) the maximum amount, or the formula used to calculate the maximum amount, of compensation that can be paid to an employee under the performance goals. Each of these aspects is discussed below, and shareholder approval of this Item 4 constitutes approval of each of these aspects for purposes of the Section 162(m) shareholder approval requirements. The following summary is qualified in its entirety by reference to the complete text of the 2013 Stock Plan, which is attached hereto as Appendix A.
Eligibility. The 2013 Stock Plan permits the grant of awards to employees and directors of the Company and its affiliates as selected by the Compensation Committee. As of the Record Date, approximately 145 employees, including ten executive officers, and five non-employee directors are eligible to receive awards under the 2013 Stock Plan. The group of employees whose compensation would be subject to the performance goals described in this Item 4 would include the Company’s executive officers. Although Section 162(m) only limits deductibility for compensation paid to the CEO or any of the Company’s three most highly compensated executive officers (other than the CFO) who are employed as of the end of the year, we may apply the performance goals to all senior officers in the event that any of them becomes a covered employee under Section 162(m) during the time that they hold an award described in this proposal.
Performance Objectives. Options and SARs granted under the 2013 Stock Plan are designed to be exempt from the $1,000,000 deduction limit imposed by Section 162(m). When granting any other award, the Compensation Committee may designate such award as a “qualified performance-based award” intended to qualify for the Section 162(m) exemption. If an award is so designated, the Compensation Committee must establish objectively determinable performance goals for such award within the time period prescribed by Section 162(m) based on one or more of the following criteria:

•	consolidated earnings before or after taxes (including earnings before interest, taxes, depreciation and amortization);

•	net income;

•	operating income;

•	operating income margin;

•	gross margin

•	earnings per share;

•	book value per share;

•	return on shareholders’ equity;

•	expense management;

•	return on invested capital;

•	improvements in capital structure;

•	profitability of an identifiable business unit or product;

•	maintenance or improvement of profit margins or revenue;

•	stock price;

•	market share;

•	revenues or sales;

•	costs;

•	available cash flow;

•	working capital;

•	return on assets;

•	total shareholder return;

•	productivity ratios; and

•	economic value added.
Limitations and Maximum Grants under the 2013 Stock Plan. The maximum amount of a performance-based award during a calendar year to any participant is: (i) with respect to performance-based awards that are options or SARs, 750,000 ordinary shares and (ii) with respect to performance-based awards that are not options or SARs, $10,000,000 on the date of the award.
These limits are subject to anti-dilution adjustments in the event of stock splits, mergers, consolidations, stock dividends, recapitalizations and similar transactions, but may not otherwise be amended without shareholder approval.

SUMMARY OF THE 2013 STOCK PLAN
The following is a summary of the principal features of the 2013 Stock Plan and is qualified in its entirety by reference to the 2013 Stock Plan, which is attached to this proxy statement as Appendix A. The summary does not purport to be a complete description of all the provisions of the 2013 Stock Plan.
Purpose
The purpose of the 2013 Stock Plan is to assist the Company and its affiliates in recruiting and retaining key employees and directors and in motivating such individuals to exert their best efforts on behalf of the Company and its shareholders by providing appropriate stock incentive awards.
Ordinary Shares Subject to the 2013 Stock Plan
The 2013 Stock Plan authorizes the issuance of up to 8,000,000 ordinary shares in connection with stock incentives. Shares not issued because of the termination or cancellation of individual stock incentives or in order to satisfy tax withholding obligations on full value awards can be reused under the 2013 Stock Plan. Shares not issued in order to satisfy tax withholding obligations in connection with options or SARs cannot be reused under the 2013 Stock Plan. Awards granted in assumption of or substitution for awards granted by companies we acquire are not counted against the 2013 Stock Plan’s share limit. The limitations on individual awards are discussed above under “Material Terms of the Performance Goals under the 2013 Stock Plan.”

Governance Features
The following features of the 2013 Stock Plan illustrate the Company’s commitment to good corporate governance practices:

•	The 2013 Stock Plan prohibits reducing the exercise price of stock options or SARs without shareholder approval.

•
The 2013 Stock Plan prohibits the cancellation of stock options or SARs and replacement with a cash payment that is greater than the fair market value of the stock option or SAR or with a new award that has a lower exercise price than the replaced stock option or SAR without shareholder approval.

•	The 2013 Stock Plan prohibits the granting of stock options or SARs with an exercise price that is lower than the fair market values of the Company’s ordinary shares on the date of grant.

•	Awards do not automatically accelerate upon a change in control unless a replacement award is not provided.

•	Awards granted under the 2013 Stock Plan will be subject to the Company’s clawback policy.

•	Neither dividends nor dividend equivalents will be payable with respect to outstanding stock options or SARs.

•
Dividend equivalents are accumulated on unvested stock-based awards, other than stock options and SARs, including performance-based awards, but are not paid unless and until the corresponding award vests.

•	Any material amendment to the 2013 Stock Plan requires shareholder approval to be effective.

•	Awards granted under the 2013 Stock Plan are also subject to our policies and procedures, including our Insider Trading Policy and restrictions on the hedging or pledging of our securities.
Permissible Awards
The 2013 Stock Plan authorizes the granting of awards in any of the following forms:

•	options to purchase ordinary shares, which may be nonqualified stock options or incentive stock options under the United States Internal Revenue Code;

•	SARs, which give the holder the right to receive the difference between the opening price per ordinary share on the date of exercise over the exercise price;

•	other stock-based awards, such as restricted stock and restricted stock units; and

•	performance awards, which are payable upon the attainment of specified performance goals (any award that may be granted under the 2013 Stock Plan may be granted in the form of a performance award).
Adjustment and Change in Control Provisions
The 2013 Stock Plan provides that in the event of a reorganization, recapitalization, split-up or consolidation of ordinary shares of, or other significant corporate transaction involving the Company, shares subject to a stock incentive shall be equitably adjusted by the Compensation Committee as to number, classification, exercise price or any other affected terms of the applicable award, including, without limitation, affected performance measures or goals applicable to performance-based awards.
Stock-based awards do not automatically accelerate in a change in control (as defined in the 2013 Stock Plan) if an “alternate award” (as described below) is provided. If an alternate award is not provided upon a change in control:

•	all outstanding non-performance based stock options and SARs will become fully vested and exercisable and non-performance based stock awards will become vested and payable; and

•
all outstanding performance-based awards, participants will be deemed to have earned their target award opportunity for the performance periods multiplied by a fraction, the numerator of which is the number of full plus partial months in the performance period that have elapsed prior to the date of the change in control and the denominator of which is the total number of months in the performance period.

An “alternate award” will be deemed to be provided in respect of an outstanding award if such award is assumed or substituted in a manner that will substantially preserve the otherwise applicable terms of the award, as determined by the Compensation Committee in its sole discretion prior to the occurrence of a change in control, provided that any such alternate award must (i) be based on stock which is traded on an established securities market; (ii) provide the affected participant with rights and entitlements substantially equivalent to or better than the rights, terms and conditions applicable under the original award; (iii) have substantially equivalent economic value to the original award; and (iv) vest in full upon any termination of the participant’s employment or service with the surviving entity by such entity without cause or by the participant with good reason (as such terms are defined in the 2013 Stock Plan), in each case on or within 24 months following the Change in Control.
In addition, the Compensation Committee has authority to take certain actions upon a change in control, including, without limitation, cancellation of awards for fair value (as determined in the sole discretion of the Compensation Committee).

Administration, Amendment and Termination
The 2013 Stock Plan is administered by the Compensation Committee, which is composed of independent directors. In general, the Compensation Committee may grant awards pursuant to the 2013 Stock Plan, establish the terms and conditions of awards, and establish, amend and rescind any rules and regulations relating to the 2013 Stock Plan, and make any other determinations that it deems necessary or desirable for the administration of the 2013 Stock Pan.
The 2013 Stock Plan may be amended, altered or discontinued by the Board of Directors at any time without shareholder approval. However, no amendment shall be effective without shareholder approval if it (i) increases the total number of shares that may be issued under the 2013 Stock Plan other than through application of the adjustments and change in control provisions of the 2013 Stock Plan as described above, (ii) extends the term of the 2013 Stock Plan, (iii) materially expands the classes of persons eligible to receive awards or the types of award available under the 2013 Stock Plan or (iv) is otherwise an amendment requiring shareholder approval pursuant to any law or the rules of any exchange on which the Company’s ordinary shares are listed for trading. No amendment may materially and adversely the rights of a participant under any outstanding award without their consent.

U.S. FEDERAL INCOME TAX CONSEQUENCES
The following is a brief description of the U.S. Federal income tax consequences generally arising with respect to the grant, exercise and disposition of stock options and other stock-based incentives, based on current U.S. Federal income tax laws. This summary is not intended to be exhaustive, does not constitute tax advice and, among other things, does not describe state, local or foreign tax consequences, all of which may be substantially different.
Stock Options. Generally, the grant of a stock option will create no tax consequences for the participant or for us. Upon exercise of a nonqualified stock option, the participant will generally recognize ordinary income equal to the excess of the share’s fair market value on the exercise date over the stock option exercise price. We generally will be entitled to a tax deduction at the same time and in the same amount. Upon exercise of an incentive stock option (as defined in the Code), no taxable income will be recognized by the participant and we will not be entitled to a tax deduction by reason of such exercise. However, if shares purchased pursuant to the exercise of an incentive stock option are sold within two years from the date of grant or within one year after the transfer of such shares to the participant, then the participant will recognize ordinary income in the year of disposition equal to the difference, with certain adjustments, between the fair market value of the shares at the date of exercise and the stock option exercise price and we will generally be entitled to a tax deduction at the same time and in the same amount. In the event of a sale of shares purchased upon exercise of either a nonqualified stock option or an incentive stock option, any appreciation above or depreciation below the fair market value at the date of exercise will generally qualify as capital gain or loss. If shares purchased upon the exercise of a nonqualified stock option are transferred to the participant subject to restrictions, then, depending upon the nature of the restrictions, the income realized by the participant and our tax deduction may be deferred and measured by the excess of the fair market value of the shares over the stock option price at the time the restrictions lapse.
Restricted Stock Units. A participant generally will not recognize taxable income on the grant of a restricted stock unit (“RSU”) until shares subject to the award are distributed. At that time, the amount of the ordinary income will be the fair market value of the shares on the date of distribution. Any dividend equivalents paid on the RSUs at vesting are taxable as ordinary income when paid to the participant. Generally, subject to Section 162(m), we will be entitled to an income tax deduction at the same time and in the same amount.
Restricted Stock. Generally, a participant who receives restricted stock will recognize ordinary income at the time that the restricted stock is no longer subject to a substantial risk of forfeiture and, subject to Section 162(m), we will be entitled to a corresponding income tax deduction at that time. The amount of this ordinary income will be the fair market value of the shares on that date. However, a participant may elect under Section 83(b) of the Code, within 30 days after the grant, to recognize ordinary income on the date of grant in an amount equal to the excess of the fair market value of the shares on that date over the amount, if any, paid for the restricted shares. By reason of such an election, the participant will have a tax basis in the restricted shares equal to the fair market value of the shares (determined without regard to the restriction imposed on the shares under the 2013 Stock Plan) on the date of grant. If the shares are forfeited after an 83(b) election, the participant will not be entitled to a deduction, loss or credit for the ordinary income recognized or the taxes paid in respect of the election, but will generally be entitled to a capital loss for the amount, if any, paid for the restricted shares.

Stock Awards. A participant will recognize taxable income on the grant of unrestricted stock in an amount equal to the fair market value of the shares on the grant date. Subject to Section 162(m), we will generally be entitled to a deduction at the same time and in the same amounts as the ordinary income recognized by the participant.
Stock Appreciation Rights (SARs). A participant generally will not recognize taxable income at the time stock-settled SARs are granted but will recognize ordinary income upon the exercise of a stock-settled SAR in an amount equal to the difference between the fair market value of shares received on exercise and the fair market value of shares on the date the SAR was granted. Subject to certain limitations, we will generally be entitled to a deduction at the same time and in the same amounts as the ordinary income recognized by the participant.
Section 409A. Section 409A of the Code may cause certain deferred compensation amounts to be deemed currently taxable and at a rate of income taxation that would be at least 20% higher than would otherwise apply to such amounts, if the conditions specified in Section 409A are not satisfied. It is intended that awards made under the 2013 Stock Plan that are treated as deferred compensation under Section 409A shall be administered in a manner that is compliant with Section 409A.

PLAN BENEFITS
Under the 2013 Stock Plan, our NEOs have received the following number of stock options: Mr. Petratis, 81,587; Mr. Shannon, 59,928; Mr. Eckersley, 55,009; Mr. Muhlenkamp, 26,352; Mr. Yu, 49,154; and Ms. Santoro, 49,258. Our current executive officers as a group have received 402,896 stock options and all other employees have received 2,319,834 stock options under the 2013 Stock Plan. Our non-employee directors have not received any stock options under the 2013 Stock Plan. On the Record Date, the closing price of our ordinary shares on the NYSE was $60.28 per share.
The selection of employees to receive stock options under the 2013 Stock Plan is determined by the Compensation Committee in its discretion. Therefore, future stock options or the value of such benefits that will be received under the 2013 Stock Plan by any individual or group is not determinable.

EQUITY COMPENSATION PLAN INFORMATION
The following table provides information as of December 31, 2014, with respect to our ordinary shares that may be issued under equity compensation plans:

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in First Column)
Equity compensation plans approved by security holders (1)	3,393,847	$27.08	4,606,153
Equity compensation plans not approved by security holders (2)	76,046	—	—
Total	3,469,893		4,606,153
____________

(1)
Represents the 2013 Stock Plan. The weighted average exercise price includes stock options and stock appreciation rights outstanding under the 2013 Stock Plan. Performance share units (“PSUs”) are included assuming target performance.

(2)	Represents the Executive Deferred Compensation Plan (“EDCP”). Plan participants acquire our shares under the EDCP as a result of the deferral of salary, annual incentive awards and PSUs.

The Board of Directors recommends a vote FOR the proposal to approve the material terms of the performance goals under the Company’s Incentive Stock Plan of 2013.

Item 5. Approval of the Material Terms of the
Performance Goals under the Company’s Senior Executive Performance Plan

On October 1, 2014, prior to the Spin-off , our board of directors approved the Allegion plc Senior Executive Performance Plan (the “SEPP”). On November 14, 2013, our shareholders prior to the Spin-off approved the SEPP. The Board is requesting that you approve the material terms of the performance goals pursuant to the SEPP in order to preserve the Company’s ability to grant fully tax-deductible incentive awards under the SEPP. You are not being asked to approve any amendment to the SEPP or to otherwise approve the SEPP itself.
Section 162(m) imposes a $1 million limit on the amount that a public company may deduct for compensation paid to the company’s CEO or any of the company’s three most highly compensated executive officers (other than the CFO) who are employed as of the end of the year. This limitation does not apply to compensation that meets the requirements under Section 162(m) for “performance-based” compensation. Incentive awards that are granted pursuant to pre-established objective performance formulas may qualify as fully-deductible performance-based compensation, so long as certain requirements are met. One of the requirements for compensation to qualify as performance-based under Section 162(m) is that the material terms of the performance goals, including the permissible business criteria for performance objectives under the plan, be disclosed to and approved by shareholders. The Company is currently eligible for a post-spin-off transition rule under which certain amounts paid under the SEPP may be exempt from the deduction limitations of Section 162(m). In order to preserve the Company’s ability to grant fully tax-deductible performance-based incentive awards following the end of this transition period, the Company is seeking shareholder approval of the material terms of the performance goals under the SEPP for purposes of compliance with Section 162(m).
Shareholder approval of the material terms of performance goals under the SEPP is only one of several requirements under Section 162(m) that must be satisfied for amounts realized under the SEPP to qualify for the performance-based compensation exemption under Section 162(m), and shareholder approval of the material terms of the performance goals of the SEPP does not alone ensure that all compensation paid under the SEPP will qualify as tax-deductible compensation. There can be no guarantee that amounts payable under the SEPP will be treated as qualified performance-based compensation under Section 162(m). In addition, nothing in this proposal precludes the Company from granting awards that do not meet the requirements for tax-deductible compensation under Section 162(m).

MATERIAL TERMS OF THE PERFORMANCE GOALS UNDER THE SEPP
For purposes of Section 162(m), the material terms of the performance goals include: (i) the employees eligible to receive compensation; (ii) the description of the performance objectives on which the performance goals may be based; and (iii) the maximum amount, or the formula used to calculate the maximum amount, of compensation that can be paid to an employee under the performance goals. Each of these aspects is discussed below, and shareholder approval of this Item 5 constitutes approval of each of these aspects for purposes of the Section 162(m) shareholder approval requirements. The following summary is qualified in its entirety by reference to the complete text of the SEPP, which is attached hereto as Appendix B.
Eligibility. Our chief executive officer, chief financial officer, and our three most highly compensated officers (other than our chief executive officer and our chief financial officer), in each case occupying such position on the last day of our fiscal year and as determined pursuant to the executive compensation disclosure rules under the Securities Exchange Act of 1934, are eligible to participate in the SEPP.
Performance Objective. The performance objective used to determine incentives payable under the SEPP for any performance period is the Company’s Consolidated Operating Income from continuing operations for that performance period. Consolidated Operating Income from continuing operations is as shown in our audited annual consolidated statement of income, adjusted for any nonrecurring gains/losses included in operating income from continuing operations including, but not limited to, restructuring charges and asset impairments. Consolidated Operating Income will exclude the effects of any changes in accounting principles as determined in accordance with generally accepted accounting principles.
Maximum Amount Payable. The maximum amount payable for any performance period is 1.5% of Consolidated Operating Income from continuing operations for our chief executive officer and 0.6% of Consolidated Operating Income from continuing operations for all other participants in the SEPP. Consistent with the requirements of Section 162(m), the Compensation Committee retains discretion to reduce the actual amounts payable under the new SEPP from the maximum amounts permitted based on such criteria as it deems appropriate.

SUMMARY OF THE SEPP
The following is a summary of the principal features of the SEPP and is qualified in its entirety by reference to the SEPP, which is attached to this proxy statement as Appendix B. The summary does not purport to be a complete description of all the provisions of the SEPP.
Performance Period
The performance period is the period from January 1 to December 31st.
Time and Form of Payment
Payments under the SEPP will be made in cash, net of required withholding taxes, in the calendar year following the performance period as soon as administratively practical following the public announcement of our financial results for the fiscal year and certification by the Compensation Committee that the performance goals of the SEPP have been met. Notwithstanding the foregoing, a participant may elect to defer payment of all or a portion of an incentive payment under the SEPP pursuant to the terms of the EDCP.
Plan Administration
The Compensation Committee administers the SEPP. Each member of the Compensation Committee is an “outside director” as defined under Section 162(m). The Compensation Committee has full authority to interpret the SEPP, to establish and amend rules and regulations relating to plan administration and to make all other determinations necessary or advisable for administration of the SEPP.
Recoupment
The Compensation Committee may direct the Company to recover any awards paid under the SEPP from a participant or former participant who engages in fraud or intentional misconduct that results in a need for us to restate our financial statements.
Amendment and Termination
Our Board of Directors may amend or terminate the SEPP at any time, provided that (i) no such amendment may affect payment of an award for a performance period already ended and (ii) no proposed amendment which would require shareholder approval under Section 162(m) in order to preserve the tax deductibility of payments made under the SEPP will be implemented without obtaining such shareholder approval.

U.S. FEDERAL INCOME TAX CONSEQUENCES
The following is a brief description of the U.S. Federal income tax consequences generally arising with respect to incentive awards payable under the SEPP, based on current U.S. Federal income tax laws. This summary is not intended to be exhaustive, does not constitute tax advice and, among other things, does not describe state, local or foreign tax consequences, all of which may be substantially different.
Unless deferred pursuant to the EDCP, payments made to SEPP participants will be included for federal income tax purposes in the recipient’s income as taxable income for the year in which paid.

PLAN BENEFITS
Awards under the SEPP will be granted at the discretion of the Compensation Committee. Therefore, the actual awards or the value of benefits that will be received under the SEPP by any individual or group is not determinable.

The Board of Directors recommends a vote FOR the proposal to approve the material terms of the performance goals under the Company’s Senior Executive Performance Plan.

CORPORATE GOVERNANCE

CORPORATE GOVERNANCE GUIDELINES
Our Corporate Governance Guidelines, together with the charters of the various Board committees, provide a framework for the corporate governance of the Company. The following is a summary of our Corporate Governance Guidelines. A copy of our Corporate Governance Guidelines, as well as the charters of each of our Board committees, are available on our website at www.allegion.com under the heading “About Allegion – Corporate Governance.”
Role of the Board of Directors
Our business is managed under the direction of the Board of Directors. The role of the Board of Directors is to oversee our management and governance and monitor senior management’s performance.
Board Responsibilities
The Board of Directors’ core responsibilities include, among other things:

•	selecting, monitoring, evaluating and compensating senior management;

•	assuring that management succession planning is ongoing;

•	overseeing the implementation of management’s strategic plans and capital allocation strategy;

•	reviewing our financial controls and reporting systems;

•	overseeing our management of enterprise risk;

•	reviewing our ethical standards and compliance procedures; and

•	evaluating the performance of the Board of Directors, Board committees and individual directors.
Board Leadership Structure
The positions of Chairman of the Board and Chief Executive Officer (“CEO”) of the Company are held by the same person. It is the Board of Directors’ view that our corporate governance principles, the quality, stature and substantive business knowledge of the members of the Board, as well as the Board’s culture of open communication with the CEO and senior management are conducive to Board effectiveness with a combined Chairman and CEO position. The Board reserves the right to separate the roles of Chairman and CEO in the event that there are changes in circumstances or performance.
In addition, the Board of Directors has a strong, independent Lead Director and it believes this role adequately addresses the need for independent leadership and an organizational structure for the independent directors. The Chairman and CEO is responsible for working with the Lead Director so that together they achieve the Board governance objectives outlined by the Board.
The Board of Directors appoints a Lead Director for a three-year minimum term from among the Board’s independent directors. The Lead Director coordinates the activities of all of the Board’s independent directors. The Lead Director is the principal confidant to the CEO and ensures that the Board of Directors has an open, trustful relationship with the Company’s senior management team. In addition to the duties of all directors, as set forth in the Company’s Governance Guidelines, the specific responsibilities of the Lead Director are as follows:

•	Chair the meetings of the independent directors when the Chairman is not present;

•	Ensure the full participation and engagement of all Board members in deliberations;

•	Lead the Board of Directors in all deliberations involving the CEO’s employment, including hiring, contract negotiations, performance evaluations, and dismissal;

•	Counsel the Chairman on issues of interest/concern to directors and encourage all directors to engage the Chairman with their interests and concerns;

•
Work with the Chairman to develop an appropriate schedule of Board meetings and approve such schedule, to ensure that the directors have sufficient time for discussion of all agenda items, while not interfering with the flow of Company operations;

•	Work with the Chairman to develop the Board and Committee agendas and approve the final agendas;

•
Keep abreast of key Company activities and advise the Chairman as to the quality, quantity and timeliness of the flow of information from Company management that is necessary for the directors to effectively and responsibly perform their duties; although Company management is responsible for the preparation of materials for the Board of Directors, the Lead Director will approve information provided to the Board and may specifically request the inclusion of certain material;

•	Engage consultants who report directly to the Board of Directors and assist in recommending consultants that work directly for Board Committees;

•
Work in conjunction with the Corporate Governance and Nominating Committee in compliance with Governance Committee processes to interview all Board candidates and make recommendations to the Board of Directors;

•
Assist the Board of Directors and Company officers in assuring compliance with and implementation of the Company’s Corporate Governance Guidelines; work in conjunction with the Corporate Governance Committee to recommend revisions to the Corporate Governance Guidelines;

•	Call, coordinate and develop the agenda for and chair executive sessions of the Board’s independent directors; act as principal liaison between the independent directors and the CEO;

•	Work in conjunction with the Corporate Governance and Nominating Committee to identify for appointment the members of the various Board Committees, as well as selection of the Committee chairs;

•	Be available for consultation and direct communication with major shareholders in coordination with the CEO;

•	Make a commitment to serve in the role of Lead Director for a minimum of three years; and

•	Help set the tone for the highest standards of ethics and integrity.
Mr. Hachigian has been the Board’s Lead Director since December 2013.
Board Risk Oversight
The Board of Directors has oversight responsibility of the processes established to report and monitor systems for material risks applicable to us. The Board of Directors focuses on our general risk management strategy and the most significant risks we face and ensures that appropriate risk mitigation strategies are implemented by management. The full Board is responsible for considering strategic risks and succession planning and receives reports from each committee as to risk oversight within their areas of responsibility. The Board of Directors has delegated to its various committees the oversight of risk management practices for categories of risk relevant to their functions as follows:

•
The Audit and Finance Committee oversees risks associated with our systems of disclosure controls and internal controls over financial reporting, as well as our compliance with legal and regulatory requirements. The Audit and Finance Committee also oversees risks associated with foreign exchange, insurance, credit and debt.

•	The Compensation Committee considers risks related to the attraction and retention of talent and risks related to the design of compensation programs and arrangements.

•	The Corporate Governance and Nominating Committee oversees risks associated with sustainability.
We have appointed the Chief Financial Officer (“CFO”) as our Chief Risk Officer and, in that role, the Chief Risk Officer periodically reports on risk management policies and practices to the relevant Board Committee or to the full Board so that any decisions can be made as to any required changes in our risk management and mitigation strategies or in the Board’s oversight of these.
Finally, as part of its oversight of our executive compensation program, the Compensation Committee considers the impact of the executive compensation program and the incentives created by the compensation awards that it administers on our risk profile. In addition, we review all of our compensation policies and procedures, including the incentives that they create and factors that may reduce the likelihood of excessive risk taking, to determine whether they present a significant risk to the Company. In 2014, the Compensation Committee concluded that our compensation policies and procedures are not reasonably likely to have a material adverse effect on the Company.
Director Compensation and Stock Ownership
It is the policy of the Board of Directors that directors’ fees and annual equity awards be the sole compensation received from us by any non-employee director. In 2014, directors were required to own ordinary shares equal to their annual cash retainer, or $210,000. Effective July 1, 2015, the annual cash retainer will be reduced to $140,000 and the director ownership requirement will be increased to three times the annual cash retainer, or $420,000. Directors must hold any shares acquired until the stock ownership requirement is met and must thereafter maintain the ownership requirement until retirement.

Board Size and Composition
The Board of Directors consists of a substantial majority of independent, non-employee directors. In addition, our Corporate Governance Guidelines require that all members of the committees of the Board must be independent directors. The Board of Directors has the following three standing committees: Audit and Finance Committee, Compensation Committee and Corporate Governance and Nominating Committee. The Board of Directors has determined that each member of each of these committees is “independent” as defined in the NYSE listing standards and our Guidelines for Determining Independence of Directors. Each director, other than Mr. Schaffer, serves on each Board committee. We expect to rotate chairs of the committees periodically.
Board Diversity
Our policy on Board diversity relates to the selection of nominees for the Board of Directors. In selecting a nominee for the Board, the Corporate Governance and Nominating Committee considers the skills, expertise and background that would complement the existing Board and ensure that its members are of sufficiently diverse and independent backgrounds, recognizing that our businesses and operations are diverse and global in nature. The Board of Directors has one female director.
Board Advisors
The Board of Directors and its committees may, under their respective charters, retain their own advisors to assist in carrying out their responsibilities.
Executive Sessions
Our independent directors meet privately in regularly scheduled executive sessions, without management present, to consider such matters as the independent directors deem appropriate. These executive sessions are required to be held no less than twice each year.
Board Evaluation
The Corporate Governance and Nominating Committee assists the Board in evaluating its performance and the performance of the Board committees. Each committee also conducts an annual self-evaluation. The effectiveness of individual directors is considered each year when the directors stand for re-nomination.
Director Orientation and Education
We have developed an orientation program for new directors and provide continuing education for all directors. In addition, the directors are given full access to management and corporate staff as a means of providing additional information.
Director Nomination Process
The Corporate Governance and Nominating Committee reviews the composition of the full Board to identify the qualifications and areas of expertise needed to further enhance the composition of the Board, makes recommendations to the Board concerning the appropriate size and needs of the Board and, on its own or with the assistance of management, a search firm or others, identifies candidates with those qualifications. Each director nominee was elected by the Company’s shareholders at the 2014 annual general meeting. In considering candidates, the Corporate Governance and Nominating Committee will take into account all factors it considers appropriate, including breadth of experience, understanding of business and financial issues, ability to exercise sound judgment, diversity, leadership, and achievements and experience in matters affecting business and industry. The Corporate Governance and Nominating Committee considers the entirety of each candidate’s credentials and believes that at a minimum each nominee should satisfy the following criteria: highest character and integrity, experience and understanding of strategy and policy-setting, sufficient time to devote to Board matters, and no conflict of interest that would interfere with performance as a director. Shareholders may recommend candidates for consideration for Board membership by sending the recommendation to the Corporate Governance and Nominating Committee, in care of the Secretary of the Company. Candidates recommended by shareholders are evaluated in the same manner as director candidates identified by any other means.
Application of Non-U.S. Corporate Governance Codes
Our Corporate Governance Guidelines and general approach to corporate governance as reflected in our Memorandum and Articles of Association and our internal policies and procedures are guided by U.S. practice and applicable federal securities laws and regulations and NYSE requirements. Although we are an Irish public limited company, we are not listed on the Irish Stock Exchange and therefore are not subject to the listing rules of the Irish Stock Exchange or any of its governance standards or guidelines.

DIRECTOR INDEPENDENCE
The Board of Directors has determined that all of our current directors, except Mr. Petratis, who is our CEO, are independent under the standards set forth in Exhibit I to our Corporate Governance Guidelines, which are consistent with the NYSE listing standards. In determining the independence of directors, the Board evaluated transactions between us and entities with which directors were affiliated that occurred in the ordinary course of business and that were provided on the same terms and conditions available to other customers. A copy of Exhibit I to our Corporate Governance Guidelines is available on our website, www.allegion.com, under the heading “About Allegion—Corporate Governance.”

COMMUNICATION WITH DIRECTORS
Shareholders and other interested parties wishing to communicate with the Board of Directors, the non-employee directors or any individual director (including our Lead Director and Compensation Committee Chair) may do so either by sending a communication to the Board and/or a particular Board member, in care of the Secretary of the Company, or by e-mail at allegionboard@allegion.com. Depending upon the nature of the communication and to whom it is directed, the Secretary will: (a) forward the communication to the appropriate director or directors; (b) forward the communication to the relevant department within the Company; or (c) attempt to handle the matter directly (for example, a communication dealing with a share ownership matter).

CODE OF CONDUCT
We have adopted a worldwide Code of Conduct, applicable to all employees, directors and officers, including our CEO, our CFO and our Controller. The Code of Conduct meets the requirements of a “code of ethics” as defined by Item 406 of Regulation S-K, as well as the requirements of a “code of business conduct and ethics” under the NYSE listing standards. The Code of Conduct covers topics including, but not limited to, conflicts of interest, confidentiality of information, and compliance with laws and regulations. A copy of the Code of Conduct is available on our website located at www.allegion.com under the heading “About Allegion—Corporate Governance.” Amendments to, or waivers of the provisions of, the Code of Conduct, if any, made with respect to any of our directors and executive officers will be posted on our website.

ANTI-HEDGING POLICY AND OTHER RESTRICTIONS
We prohibit our directors and executive officers from (i) purchasing any financial instruments designed to hedge or offset any decrease in the market value of our securities and (ii) engaging in any form of short-term speculative trading in our securities. Directors and executive officers are also prohibited from holding our securities in a margin account or pledging our securities as collateral for a loan unless pre-approved by the Corporate Governance and Nominating Committee.

COMMITTEES OF THE BOARD
Audit and Finance Committee

Members:	Martin E. Welch, III (Chair)
Michael J. Chesser
Carla Cico
Kirk S. Hachigian
Dean I. Schaffer
Key Functions:

•
Review annual audited and quarterly financial statements, as well as disclosures under our “Management’s Discussion and Analysis of Financial Conditions and Results of Operations,” with management and the independent auditors.

•	Obtain and review periodic reports, at least annually, from management assessing the effectiveness of our internal controls and procedures for financial reporting.

•	Review our processes to assure compliance with all applicable laws, regulations and corporate policy.

•	Oversee risk related to our financial reporting and compliance with legal and regulatory requirements.

•
Recommend the accounting firm to be proposed for appointment by the shareholders as our independent auditors and review the performance of the independent auditors, including receipt of their annual independence statement.

•	Review the scope of the audit and the findings and approve the fees of the independent auditors.

•	Approve in advance permitted audit and non-audit services to be performed by the independent auditors.

•	Review proposed borrowings and issuances of securities and cash management policies.

•	Recommend to the Board of Directors the dividends to be paid on our ordinary shares.

•	Review periodic reports of the investment performance of our employee benefit plans.

The Board of Directors has determined that each member of the Audit and Finance Committee is “independent” for purposes of the applicable rules and regulations of the SEC, as defined in the NYSE listing standards and our Corporate Governance Guidelines and has determined that each member of the Audit and Finance Committee meets, or will meet within one year, the qualifications of a financial expert. The Board of Directors has determined that Mr. Welch meets the qualifications of an “audit committee financial expert” as that term is defined by rules of the SEC.
A copy of the charter of the Audit and Finance Committee is available on our website, www.allegion.com, under the heading “About Allegion—Corporate Governance.”
Compensation Committee

Members:	Michael J. Chesser (Chair)
Carla Cico
Kirk S. Hachigian
Martin E. Welch, III
Key Functions:

•	Establish executive compensation policies.

•	Approve the CEO’s compensation based on the evaluation by the Board of Directors of the CEO’s performance against the goals and objectives set by the Board of Directors.

•	Approve compensation of officers and key employees.

•	Review and approve executive compensation and benefit programs.

•	Administer our equity compensation plans.

•	Review and recommend significant changes in principal employee benefit programs.

•	Approve and oversee Compensation Committee consultants.
For a discussion concerning the processes and procedures for determining executive compensation and the role of executive officers and compensation consultants in determining or recommending the amount or form of compensation, see “Compensation Discussion and Analysis.”
The Board of Directors has determined that each member of the Compensation Committee is “independent” as defined in the NYSE listing standards and our Corporate Governance Guidelines. In addition, the Board of Directors has determined that each member of the Compensation Committee qualifies as a “Non-Employee Director” within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934 and an “outside director” within the meaning of Section 162(m) of the Code.
A copy of the charter of the Compensation Committee is available on our website, www.allegion.com, under the heading “About Allegion—Corporate Governance.”
Corporate Governance and Nominating Committee

Members:	Kirk S. Hachigian (Chair)
Michael J. Chesser
Carla Cico
Dean I. Schaffer
Martin E. Welch, III
Key Functions:

•	Identify individuals qualified to become directors and recommend the candidates for all directorships.

•	Recommend individuals for election as officers.

•	Review our Corporate Governance Guidelines and make recommendations for changes.

•	Consider questions of independence and possible conflicts of interest of directors and executive officers.

•	Take a leadership role in shaping our corporate governance.

•	Oversee our sustainability efforts.
The Board of Directors has determined that each member of the Corporate Governance and Nominating Committee is “independent” as defined in the NYSE listing standards and our Corporate Governance Guidelines.
A copy of the charter of the Corporate Governance and Nominating Committee is available on our website, www.allegion.com, under the heading “About Allegion—Corporate Governance.”

Board, Committee and Annual Meeting Attendance
The Board of Directors and its committees held the following number of meetings during the fiscal year ended December 31, 2014:

Board	5
Audit and Finance Committee	9
Compensation Committee	5
Corporate Governance and Nominating Committee	5
Each incumbent director attended at least 75% of the total number of meetings of the Board of Directors and the committees on which he or she served during the year. It is the Board’s policy for non-employee directors to meet as necessary, but at least twice a year, in executive session to consider such matters as they deem appropriate without management being present. In 2014, the non-employee directors met in executive session three times.
We expect all Board members to attend the annual general meeting, but from time to time other commitments prevent all directors from attending the meeting. All of the directors attended the 2014 annual general meeting of shareholders.

Compensation of Directors
Director Compensation
Our director compensation program is designed to compensate non-employee directors fairly for work required for a company of our size and scope and align their interests with the long-term interests of our shareholders. The program reflects our desire to attract, retain and use the expertise of highly qualified people serving on our Board of Directors. The Corporate Governance and Nominating Committee periodically reviews the compensation level of our non-employee directors in consultation with the Committee’s independent compensation consultant and makes recommendations to the Board of Directors. Employee directors do not receive any additional compensation for serving as a director.
Our 2014 director compensation program for non-employee directors consisted of the following elements:

Compensation Element	Compensation Value
Annual Cash Retainer	$210,000
Audit and Finance Committee Chair Cash Retainer	$15,000
Compensation Committee Chair Cash Retainer	$10,000
Corporate Governance and Nominating Committee Chair Retainer (unless also the Lead Director)	$8,000
Lead Director Cash Retainer (plus $5,000 if also the Corporate Governance and Nominating Committee Chair)	$20,000
Additional Meetings or Unscheduled Planning Session Fees *	$1,500 (per meeting or session)
Initial Grant of RSUs	$50,000

*
The Board has 5 regularly scheduled meetings each year. Each Committee, other than the Audit and Finance Committee, has at least 3 regularly scheduled meetings each year. The Audit and Finance Committee has 9 regularly scheduled meetings each year.

Share Ownership Requirement
To align the interests of directors with shareholders, the Board of Directors has adopted a requirement that each director invest $50,000 annually to acquire Company shares until they own ordinary shares with a value equal to their annual retainer of $210,000, calculated as of the date of acquisition.
Travel Expenses
We pay or reimburse directors for their travel and related expenses in connection with attending Board meetings and Board-related activities, such as Allegion site visits, industry trade shows and continuing director education programs. Under Irish law, the payment or reimbursement of travel and related expenses in connection with attending Board meetings is deemed compensation to the director on which the director must pay taxes. We consider such travel and related expenses to be ordinary business expenses for which we are responsible. As such, in order to continue attracting highly qualified directors, we pay the taxes imposed on directors in connection with their travel to Board meetings.
Director Product Program
In order for non-employee directors to develop a deeper understanding of our products and services, we maintain a program that permits directors to receive up to $2,000 of our products and services in any fiscal year.
2015 Director Compensation Changes
In order to further align the non-employee directors’ compensation program with shareholders, the Board of Directors approved the following changes effective July 1, 2015:

(i)	the reduction of the annual cash retainer to $140,000;

(ii)	the adoption of an annual grant of RSUs having a grant date fair value of $70,000 and the elimination of the $50,000 annual investment requirement; and

(iii)	the increase of the share ownership requirement to $420,000, or three times the annual cash retainer.

2014 Director Compensation
The compensation paid or credited to our non-employee directors for the year ended December 31, 2014, is summarized in the table below.

Name	Fees earned or paid in cash ($)	Stock Awards ($)(a)	All Other Compensation ($)(b)	Total ($)
M. J. Chesser	220,000	—	30,495	250,495
C. Cico	210,000	—	11,337	221,337
K. S. Hachigian	235,000	—	37,879	272,879
D. I. Schaffer	157,500	50,022	15,489	223,011
M. E. Welch	225,000	—	36,120	261,120
____________________

(a)
The amount represents the aggregate grant date fair value of the RSUs, computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, granted to Mr. Schaffer upon joining the Board. As of December 31, 2014, Mr. Schaffer held 973 RSUs. No other director owned equity awards as of such date.

(b)	The amount represents the tax paid by the Company on behalf of directors in connection with director travel and related expenses incurred in attending Board meetings.

COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis (“CD&A”) provides a detailed description of our executive compensation philosophy and programs and the compensation decisions made by the Compensation Committee under those programs. This CD&A focuses on the compensation of our NEOs for 2014, which were:

Name	Position
D. D. Petratis	Chairman, President and CEO (“CEO”)
P. S. Shannon	Senior Vice President and CFO (“CFO”)
T. P. Eckersley	Senior Vice President - Americas
C. E. Muhlenkamp	Senior Vice President - Global Operations
F. W. Yu	Senior Vice President - Asia Pacific
B. A. Santoro*	Former Senior Vice President, General Counsel and Secretary
* Ms. Santoro departed the Company on June 16, 2014. Details of her separation arrangement can be found under the Post-Employment Benefits section of this Proxy Statement.
This CD&A is divided into the following sections:

•	Executive Summary

•	Compensation Philosophy and Design Principles

•	How We Make Compensation Decisions

•	Compensation Elements

•	2014 Compensation Structure Decisions

•	2014 Incentive Program Designs and Compensation Values for 2014 Performance

•	2015 Compensation

•	Other Compensation and Tax Matters

EXECUTIVE SUMMARY
In this section, we highlight 2014 performance and key actions that our Compensation Committee took to support our strategic priorities and to effectively align the interests of our NEOs with shareholders.
2014 Allegion Performance
We achieved the following strong financial performance in 2014:

•	Annual revenue (“Revenue”) of $2.12 billion, an increase of 2.4% compared to prior year (up 5.0% on an adjusted basis);

•	Adjusted Earnings Before Interest Tax Depreciation and Amortization (“EBITDA”) of $436.9 million, an increase of 5.5% over 2013 adjusted EBITDA;

•	Available Cash Flow (“ACF”) of $237.4 million, which represents 127.4% of net earnings from continuing operations;

•	Adjusted earnings per share (“EPS”) of $2.49, an increase of 14.2% over 2013 adjusted EPS; and

•	Total shareholder return (“TSR”) of 26.7%, which falls into the 93rd percentile of our peers.
Overview of 2014 NEO Target Compensation
The following chart summarizes our NEO’s target compensation in 2014.

NEO	Base Salary ($)	Annual Incentive Target Value ($)	Long-term Incentive Target Value ($)	Total Target Compensation ($)
D. D. Petratis	900,000	990,000	3,000,000	4,890,000
P. S. Shannon	425,000	297,500	750,000	1,472,500
T. P. Eckersley	420,000	273,000	500,000	1,193,000
C. E. Muhlenkamp	350,000	210,000	300,000	860,000
F. W. Yu	374,630	187,315	150,000	711,945
B. A. Santoro	350,000	227,500	375,000	952,500

Overall Pay Mix
As illustrated in the charts below, we place a significant emphasis on variable compensation (short- and long-term) so that a substantial percentage of each NEO’s total direct compensation is contingent on the successful achievement of our strategic goals.

Consideration of 2014 Advisory Vote on Executive Compensation
The Compensation Committee regularly reviews the philosophy, objectives and elements of our executive compensation programs in relation to our short- and long-term business objectives. In undertaking this review, the Compensation Committee considers the views of shareholders as reflected in their annual advisory vote on our executive compensation proposal. At our 2014 annual general meeting, shareholders approved our executive compensation proposal by an overwhelming majority (approximately 97%). Based on the Compensation Committee’s review and the support our executive compensation programs received from shareholders, the Compensation Committee maintained the core elements of our executive compensation programs.

COMPENSATION PHILOSOPHY AND DESIGN PRINCIPLES
Compensation Philosophy and Executive Compensation Program Objectives
Our executive compensation program is designed to create a pay-for-performance culture by aligning the compensation program to the achievement of our strategic objectives and with shareholder interests. Our strategic objectives are: (i) expand in core markets; (ii) opportunistic acquisitions; (iii) enterprise excellence; (iv) innovation in existing and new product categories; and (v) growth in emerging markets. We strive to provide our NEOs with a compensation package that is market competitive within our industry and recognizes and rewards superior individual and company performance.
The following are the primary objectives of our executive compensation program and the guiding principles for setting and awarding executive compensation:

•
Create and reinforce our pay-for-performance culture: The compensation program should pay for performance. Exceptional performance should result in increased compensation; missing performance goals should result in reduced or no incentive pay.

•
Align the interests of management with our shareholders: To better align the interests of management with the interests of shareholders, a significant portion of executive compensation should be equity based, and stock ownership guidelines should be utilized to better ensure a focus on long-term, sustainable growth.

•
Attract, retain and motivate executive talent by providing competitive levels of salary and targeted total pay: Compensation should be competitive with those organizations with which we compete for top talent. That would include organizations in our industry sectors of similar size and scale to Allegion.

•
Provide incentive compensation that promotes desired behavior without encouraging unnecessary and excessive risk: Incentive compensation should help drive business strategy. The compensation program should encourage both the desired results and the right behaviors. It should help drive business strategy and strike a balance between short-term and long-term performance, while incorporating risk-mitigating design features to ensure that excessive risk is not encouraged.

•
Integrate with our performance management process of goal setting and formal evaluation: Target level goals should be aligned with the strategy and the Annual Operating Plan (“AOP”), and be considered stretch yet achievable, as appropriately established, for each year.

Maintaining Best Practices Regarding Executive Compensation
Our Compensation Committee intends to compensate our NEOs effectively and consistent with the objectives and design principles outlined above. We have adopted the following compensation practices, which are intended to promote strong governance and alignment with shareholder interests:

Compensation Committee Practices
Independence of Committee members
Committee members satisfy the NYSE independence standards, are “non-employee directors” under SEC rules and satisfy the requirements of an “outside director” for purposes of the Internal Revenue Code (the “Code”).

Independent Compensation Consultant	The Compensation Committee retains and annually reviews the independence of its compensation consultant.
Annual Risk Assessment
The Compensation Committee annually assesses the materiality and likelihood of our compensation program to ensure that our plans and awards are designed and working in a way to not encourage excessive risk taking.

Compensation at Risk	We grant a high percentage of at-risk compensation. We believe this is essential to creating a culture of pay-for-performance.
Target Pay at the Median Level
We target all components of pay to be at or near the median level of competitive practice and allow performance (both operational and shareholder return) to determine actual or realized pay. Actual pay may be above or below the target median based on performance.

Mitigate Undue Risk
We mitigate undue risk in our compensation program by instituting governance policies such as capping potential payments, instituting clawback provisions, utilizing multiple performance metrics, striking a balance between short- and long-term incentives and adopting stock ownership requirements.

Stock Ownership Guidelines
The Compensation Committee has adopted stock ownership guidelines (i) equal to six times base salary for the CEO, (ii) equal to three times base salary for the CFO and (iv) equal to two times base salary for the CEO’s direct reports.

Clawback Policy
We have the right to seek recoupment of all or part of annual cash incentives or PSUs that relate to a performance period beginning after January 1, 2014 if there is a: (1) significant or material restatement of our financial statements covering any of the three fiscal years preceding the grant or payment, or (2) a restatement of our financial statements for any such year which results from fraud or willful misconduct committed by an award holder.

Anti-Hedging and Pledging Policy	We prohibit our executive officers from hedging Allegion securities. Pledging is also prohibited unless approved by the Nominating and Corporate Governance Committee.
“Double triggers” in Change in Control Agreements
The NEOs and other executive officers do not receive change in control benefits unless their employment is terminated without cause (or by the executive for good reason) within a specified period following a change in control.

No Tax Gross Ups on Change in Control Benefits	The NEOs and other executive officers are not entitled to tax gross ups in the event that their change in control benefits are subject to the “golden parachute” excise tax under the Code.

HOW WE MAKE COMPENSATION DECISIONS
Decision Making Process
The Compensation Committee reviews and discusses the performance of the CEO and makes determinations regarding his compensation. For other NEOs, the CEO considers individual performance and makes individual compensation recommendations to the Compensation Committee. The Compensation Committee reviews, discusses, modifies and approves, as appropriate, these compensation recommendations. In making these compensation decisions, the Compensation Committee uses several resources and tools, including competitive market information. One such tool is a tally sheet which assigns a dollar amount to each of the compensation elements discussed above as well as accumulated outstanding long-term equity awards and deferred compensation.

Use of Comparator Groups for Pay and Performance
The Committee uses two comparator groups when evaluating and making executive compensation decisions. The “Compensation Benchmarking Peer Group” is used to assess the competitiveness of our NEOs’ compensation, and the “Performance Peer Group” is used to evaluate our performance relative to our peers. As described below, the two comparator groups vary because executive compensation levels and practices are influenced by business complexity and company size.
Compensation Benchmarking Peer Group
The Committee considers relevant market pay practices when setting executive compensation to increase our ability to recruit and retain high performing talent. In assessing market competitiveness, the compensation of our NEOs is reviewed against executive compensation at a set of companies with which we compete for executive talent. The Compensation Benchmarking Group consists of companies that generally:

•	Are similar to us in terms of certain factors, including one or more of the following: size (i.e., revenue, net income, market capitalization), industry, and global presence;

•	Have NEOs whose scope of responsibilities are comparable in terms of breadth and complexity; and

•	Compete with us for executive talent.
The following companies comprise our Compensation Benchmarking Peer Group:

ADT Corp	Diebold Inc.	ITT Corp	Regal-Beloit Corp
Apogee Enterprises, Inc.	Donaldson Co.	Lennox International Inc.	Roper Industries Inc.
Armstrong World Industries	Enersys	Masco Corp	ScanSource, Inc.
Brady	Enpro Industries, Inc.	NCI Building Systems Inc.	A.O. Smith Corp
Brinks Co.	Esterline Technologies Corp	Nortek Inc.	Steelcase Inc.
Builder’s FirstSource	Flir Systems	Ply Gem Holdings Inc.	USG Corp
CACI International	Checkpoint Systems	Quanex Building Products	Valmont Industries Inc.
Fortune Brands Home & Security	Griffon Corp
Our Compensation Committee reviews the Compensation Benchmarking Group on an annual basis and determines whether any changes are appropriate.
Performance Peer Group
Our Compensation Committee utilizes a performance peer group consisting of the companies in the S&P 400 Capital Goods Index (the “Performance Peer Group”). The Performance Peer Group contains companies in similar industries and who operate in similar geographical markets. Our Performance Peer Group is used for assessing relative TSR performance for our PSUs.
Role of the Compensation Committee and Independent Adviser
Our Compensation Committee has the authority to obtain advice and assistance from advisors and to determine their fees and terms of engagement. In 2014, the Compensation Committee engaged Meridian Compensation Partners, LLC (the “Consultant”) as its compensation consultant. In connection with this engagement, the Compensation Committee evaluated the Consultant’s independence and determined the Consultant was independent from management. The Compensation Committee did not engage any other advisor in 2014.
The Consultant provides advice to the Compensation Committee on our compensation program for executive officers and incentive programs for eligible employees. The Consultant may also provide our Corporate Governance and Nominating Committee advice on director compensation matters. The Consultant does not provide any services to the Company. The Compensation Committee evaluated whether any work provided by the Consultant raised any conflict of interest and determined that it did not.

COMPENSATION ELEMENTS
Primary Compensation Elements
We have three primary elements of total direct compensation - base salary, annual incentive, and long-term equity. The majority of our NEOs’ compensation is performance based and not guaranteed. The following table summarizes the key elements of our executive compensation program and describes why each element is provided:

	Salary	AIP	PSUs	Options	RSUs

Who Receives	All NEOs

When Granted / Received	Reviewed every 12 months	Annually in March for prior year	First Quarter Annually

Form of Delivery	Cash		Equity

Type of Performance	Short Term Emphasis		Long Term Emphasis

Performance Period	Ongoing	1 Year	3 Years

How Payout is Determined	Compensation Committee	Formulaic; Compensation Committee Approves	Formulaic; Compensation Committee Certifies	Time; Depends on Stock Price on Exercise/Vest Date

Most Recent Performance Measure	N/A	Mix of Disclosed Financial and Individual Goals	EPS & Relative TSR	Stock Price Appreciation
Other Elements of Compensation
We also provide retirement and benefit programs as well as minimal perquisites, including an auto allowance for select NEOs, executive health reimbursement, financial counseling reimbursement and executive long-term disability.

2014 COMPENSATION STRUCTURE DECISIONS
Our Compensation Committee annually reviews the base salaries, and the annual and long-term target opportunities of our NEOs to determine whether they competitively reward our NEOs for their services based on a comparison to executives in the Compensation Benchmarking Group.
Base Salary
It is our Compensation Committee’s philosophy that NEOs will not receive automatic annual merit increases to their base salaries. The Compensation Committee annually considers each NEO’s experience, proficiency, performance and potential to impact future business results, the NEO’s behavior against competencies and key corporate values as well as the competiveness in the market, in making future base salary decisions.

The following table shows the increases in the annual base salary approved by the Compensation Committee for each NEO. The increases for Messrs. Eckersley and Yu reflect market based adjustments. Mr. Muhlenkamp’s base salary increased in connection with his promotion to Senior Vice President and in order to align it with current market practices.

NEO	2013 Base Salary ($)	2014 Base Salary ($)	Increase (%)
D. D. Petratis	900,000	900,000	—
P. S. Shannon	425,000	425,000	—
T. P. Eckersley	408,807	420,000	2.7
C. E. Muhlenkamp	290,628	350,000	20.4
F. W. Yu	344,630	374,630	8.7
B. A. Santoro	350,000	350,000	—
Annual and Long-Term Incentive Target Opportunities
The Compensation Committee approved the following increases to certain NEO’s short- and long-term incentive opportunities to better align their compensation with internal equity and market practice on a comparison to the Compensation Peer Benchmarking Group:

NEO	2013 Target AIP (% of Base Salary)	2014 Target AIP (% of Base Salary)	Target AIP Increase (%)	2013 Target LTI ($)	2014 Target LTI ($)	Target LTI Increase ($)
D. D. Petratis	110	110	—	3,000,000	3,000,000	—
P. S. Shannon	70	70	—	650,000	750,000	100,000
T. P. Eckersley	60	65	5%	380,000	500,000	120,000
C. E. Muhlenkamp	60	60	—	150,000	300,000	150,000
F. W. Yu	50	50	—	100,000	150,000	50,000
B. A. Santoro	65	65	—	375,000	375,000	—

2014 INCENTIVE PROGRAM DESIGNS AND COMPENSATION VALUES FOR 2014 PERFORMANCE
Annual Incentive Program
Annual Incentive Plan Design
For 2014, our NEOs, including the CEO, participated in a new annual incentive plan (the “AIP”) adopted by our Compensation Committee. The AIP is designed to reward executives for profitable revenue growth, the delivery of strong cash flow and individual contributions. Individual AIP payouts are calculated as the product of (i) the target annual incentive, (ii) the financial performance score and (iii) the individual performance score.
Financial Performance Factor
The financial score is based on achievement of pre-established financial metrics established by the Compensation Committee:

•	Revenue;

•	EBITDA for corporate and Operating Income (“OI”) for regions; and

•	ACF for corporate and Operations Cash Flow (“OCF”) for regions.
The Compensation Committee believes each metric is equally important and weighs each equally. In order to further emphasize the importance of meeting profitability goals, we must achieve EBITDA for corporate at least equal to a pre-established threshold performance level in order for any incentive award to be earned (the “Threshold Goal”). If the Threshold Goal is not achieved, no incentive award is earned under the AIP.

Our 2014 AIP metrics and goals were:

	Corporate
	Pre-established Financial Targets (in millions)			Payout as a % of Target
	Revenue ($)	EBITDA ($)	ACF ($)
Threshold	2,041	409	205	50%
Target	2,120	438	215	100%
Maximum	2,175	459	230	200%

	Americas
	Pre-established Financial Targets (in millions)			Payout as a % of Target
	Revenue ($)	OI ($)	OCF ($)
Threshold	1,463	390	390	50%
Target	1,521	414	400	100%
Maximum	1,560	425	420	200%

	Asia Pacific
	Pre-established Financial Targets (in millions)			Payout as a % of Target
	Revenue ($)	OI ($)	OCF ($)
Threshold	153	6	6	50%
Target	165	7	8	100%
Maximum	185	11	13	200%
AIP metrics are aligned with individuals’ line of sight and scope of impact. Executives serving in a corporate level role are measured solely based on the corporate financial metrics. The regional Presidents (Messrs. Eckersley and Yu) are measured based on a combination of corporate (45%) and regional (55%) financial objectives. We believe this combination focuses regional Presidents on achieving the pre-established objectives for their business unit as well as aligning their interests with corporate goals to help create sustainable shareholder value.
Individual Performance Factor
Individual objectives are established annually and include strategic initiatives with both financial and non-financial metrics. Participants are evaluated based upon non-financial metrics including core competencies. At the end of each year, the CEO evaluates performance against the pre-established individual objectives for officers other than himself and submits a recommendation to the Compensation Committee. The Compensation Committee evaluates the CEO’s performance against his pre-established individual objectives. Based on the Compensation Committee’s evaluation of the CEO and the CEO’s recommendations, the Compensation Committee determines and approves the individual performance score for each officer, which can range from 0% to 150% of target. In no case will an AIP award exceed 200% of the NEO’s target opportunity.

Actual Financial Performance vs. Target Goals
The table below shows the actual 2014 adjusted performance compared to the pre-established financial performance targets.

	Financial Target Goals ($)	Adjusted Actual Performance ($)	Performance as a % of Target Goal	Aggregate Performance as a % of Target
Corporate
Revenue	2,120	2,120	99.7%
EBITDA	438	437	98.3%	133%
ACF	215	237	200.0%
Americas
Revenue	1,521	1,541	144.5%
OI	414	414	99.7%	124%
OCF	400	406	129.4%
Asia Pacific
Revenue	165	161	81.3%
OI	7	2	—%	55%
OCF	8	7	85.0%
The Compensation Committee retains the authority to adjust our reported financial results for items causing significant differences from the assumptions contained in the AOP upon which the incentive targets were established, including the impact of changes in accounting principles, extraordinary items and unusual or non-recurring gains or losses. Adjustments to reported financial results are intended to better reflect executives’ line of sight and ability to affect performance results, align award payments with decisions which support the AOP, avoid artificial inflation or deflation of awards due to unusual or non-recurring items in the applicable period and emphasize long-term and sustainable growth. For 2014, the Committee adjusted our financial results to remove the impact of (i) mergers and acquisitions activity, (ii) change in accounting from LIFO to FIFO, (iii) debt issuance costs, (iv) certain discrete tax items, (v) non-controlling interest in our Venezuelan entity, (vi) legacy bad debt charges, and (vii) certain extraordinary spin-off costs. These adjustments reduced the AIP results achieved by corporate from 135% to 133%; Americas from 167% to 124% and Asia Pacific from 100% to 55%.
Evaluated Individual Performance
For 2014, the Compensation Committee determined each NEO achieved the following individual performance rating:

NEO	Individual Performance Rating
D. D. Petratis	140%
P. S. Shannon	140%
T. P. Eckersley	120%
C. E. Muhlenkamp	125%
F. W. Yu	100%
B. A. Santoro	100%
In determining the individual factor for each NEO’s AIP award, the Compensation Committee considered pre-established individual performance objectives, including the following:

•
Mr. Petratis: Led the successful Spin-off; established a system of leadership and management for Allegion that reinforces ethical behavior and promotes our values; set the tone for a culture of integrity in all we do; and created a capital allocation program designed to promote long-term shareholder value.

•
Mr. Shannon: Developed a comprehensive tax strategy designed to optimize our effective tax rate; developed an investor relations approach that showcases the Allegion story and appropriately connects with and informs investors; built M&A capability within Allegion to support our growth strategy; and engaged and grew our people through the focus of Allegion values.

•
Mr. Eckersley: Delivered organic and productivity growth goals in the Americas region; built capability in the Americas region to deliver best-in-class customer experience; established the M&A strategy for the Americas region; and engaged and grew our people through the focus of Allegion values.

•
Mr. Muhlenkamp: Implemented the Allegion Enterprise Excellence program globally; built global capability to deliver best-in-class customer experience; executed cash flow initiatives; engaged and grew our people through the focus of Allegion values.

•
Mr. Yu: Delivered organic growth and profitability goals in the AP region; developed and implemented an effective cash management process for the AP region; built capability in the AP region to deliver best-in-class customer experience; and engaged and grew our people through the focus of Allegion values.

2014 AIP Payouts to NEOs
Our Compensation Committee approved the following AIP awards for our NEOs:

NEO	Target Bonus Amount (A)($)	Financial Factor (B)	AIP Earned from Financial Performance (C)=(A)x(B)($)	Individual Performance Factor (D)	2014 AIP Amount (E)=(C)x(D)($)
D. D. Petratis	990,000	133%	1,316,700	140%	1,838,806
P. S. Shannon	297,500	133%	395,675	140%	552,571
T. P. Eckersley	273,000	128%	349,768	120%	419,721
C. E. Muhlenkamp	210,000	133%	278,607	125%	348,259
F. W. Yu	187,315	90%	168,864	100%	168,864
B. A. Santoro	104,089	133%	138,095	100%	138,095
Long-term Incentive Program
Long-term Incentive Program Design
Our long-term incentive program (“LTI”) is comprised 50% of PSUs, 25% of stock options, and 25% of RSUs. This design aligns the executives’ interests and long-term strategies with the interests of shareholders. LTI targets are expressed in dollar amounts which are converted to a number of shares based on the fair value of the award on the grant date.
PSUs: PSUs are earned based equally on our absolute EPS growth (from continuing operations) and relative TSR as compared to the Performance Peer Group companies over a three-year performance period as shown below. Upon vesting, PSUs convert into our ordinary shares on a one-for-one basis.

Performance Relative to S&P 400 Capital Goods Index	% of Target PSUs Earned *
< 25th Percentile	No award earned
25th Percentile	50%
50th Percentile	100%
>= 75th Percentile	200%

EPS Performance**	% of Target PSUs Earned *
Below Threshold	No award earned
Threshold	25%
Target	100%
Maximum	200%

*
Results are interpolated between percentiles achieved. The Compensation Committee retains the authority and discretion to make downward adjustments to the calculated PSU award payouts, either as a percentage or a dollar amount, or not to grant any award payout regardless of actual performance against pre-established goals.

**
EPS is calculated in accordance with GAAP, subject to adjustments for extraordinary, unusual or infrequent items; the impact of any change in accounting principles; goodwill and other intangible asset impairments; and gains or charges associated with discontinued operations or with obtaining or losing control of a business.

Dividend equivalents are accrued on outstanding PSU awards at the same time and at the same rate as dividends are paid to shareholders. Dividend equivalents are not earned until the PSUs vest and are payable in cash at the time of distribution unless the NEO elects to defer the PSUs into our EDCP, in which case the dividends are also deferred. The actual dividend equivalents paid are determined by the actual number of PSUs earned at the end of the performance period.

Stock Options/RSUs: We grant executives an equal mix (by value) of stock options and RSUs in order to provide an effective balance between risk and retention. Stock options are considered “at risk” since there is no value unless the stock price appreciates during the term of the option period. RSUs, on the other hand, provide strong retentive value because they have value even if our stock price does not grow during the restricted period. Both stock options and RSUs vest ratably over a three-year period following the grant. Stock options expire on the tenth anniversary of the grant date. Dividend equivalents are accrued on outstanding RSU awards at the same time and at the same rate as dividends are paid to shareholders. Dividend equivalents on RSUs are only payable if the underlying RSU award vests. At the time of vesting, one ordinary share is issued for each RSU and any accrued dividend equivalents are paid in cash.
Equity Awards Granted in 2014
The Compensation Committee approved the grants shown in the table below in the first quarter of 2014.

NEO	Target 2014 PSU Award ($)	Target 2014 PSU Award (#)	Target 2014-2015 PSU Award ($)	Target 2014-2015 PSU Award (#)	Target 2014-2016 PSU Award ($)	Target 2014-2016 PSU Award (#)
D. D. Petratis	500,007	9,238	1,000,014	18,476	1,500,020	27,714
P. S. Shannon	108,358	2,002	216,717	4,004	375,032	6,929
T. P. Eckersley	68,739	1,270	137,315	2,537	250,003	4,619
C. E. Muhlenkamp	21,704	401	43,408	802	150,035	2,772
F. W. Yu*	18,132	335	36,210	669	75,017	1,386
B. A. Santoro	62,514	1,155	125,029	2,310	187,543	3,465

NEO	2014 Stock Option Award ($)	2014 Stock Option Award (#)	2014 RSU Award ($)	2014 RSU Award (#)
D. D. Petratis	750,009	38,344	750,010	13,857
P. S. Shannon	187,502	9,586	187,543	3,465
T. P. Eckersley	125,008	6,391	125,029	2,310
C. E. Muhlenkamp	75,013	3,835	75,017	1,386
F. W. Yu*	37,516	1,918	37,509	693
B. A. Santoro	93,751	4,793	93,799	1,733

*	In addition to his annual grant shown above, Mr. Yu received a special retention RSU award with a grant date value of $1,000,023 on June 11, 2014.
In 2014, the Compensation Committee granted PSUs with one-, two- and three-year performance periods. The PSUs with one- and two-year performance periods are replacement awards for that portion of the Ingersoll Rand PSUs that were canceled in connection with the Spin-off. The Ingersoll Rand PSUs held by our NEOs were prorated based on the number of days employed and the remaining portion was canceled. For Mr. Yu, the pro-rated Ingersoll Rand PSUs were converted into Allegion PSUs.
PSUs Earned for 2014
The PSUs earned for 2014 were based on a one-year performance period. The PSUs were earned based on the (i) one year EPS performance against pre-established goals and (ii) one year TSR performance relative to the Peer Performance Group companies. For Mr. Yu, he received a PSU based on a three-year performance period but that portion of his PSUs that relates to the pre-Spin-off period were earned based on Ingersoll Rand’s performance during that period.
For 2014, the Compensation Committee established an EPS threshold of $2.25, a target of $2.35 and a maximum of $2.50. We achieved an adjusted EPS from continuing operations of $2.49 in 2014 which resulted in a payout equal to 193% of target; and achieved 26.7% TSR which resulted in performance in the 93rd percentile and a 200% payout. On aggregate, PSUs were earned at 197% of target. EPS was adjusted to eliminate the impact of Spin-off and restructuring charges, Venezuela devaluation and inventory impairment, write-off of unamortized debt issuance costs, and to adjust the tax provision for tax expense related to the excluded items.

Our NEOs received the following based on our 2014 performance:

NEO	Target PSUs Awarded (#)	PSUs Earned (#)
D. D. Petratis	9,238	18,199
P. S. Shannon	2,002	3,944
T. P. Eckersley	1,270	2,502
C. E. Muhlenkamp	401	790
F. W. Yu*	1,358	2,706
B. S. Santoro**	529	1,043

*	The Ingersoll Rand Compensation Committee certified results for the 2012-2014 PSU performance cycle and approved payout at 200% of target based on 2012-2014 relative EPS growth and TSR performance.

**	Ms. Santoro received a prorated number of PSUs due to her departure in June 2014.

2015 COMPENSATION
The Compensation Committee annually reviews the total direct compensation for each NEO. Based on recommendations from the CEO and in accordance with our compensation philosophy, the Compensation Committee approved 2015 compensation shown in the table below:

NEO	2015 Base Salary ($)	2015 Target Annual Incentive (as a % of Base Salary)	2015 Target LTI ($)
D. D. Petratis	950,000	110%	3,000,000
P. S. Shannon	463,250	70%	750,000
T. P. Eckersley	420,000	65%	500,000
C. E. Muhlenkamp	350,000	60%	300,000
F. W. Yu	374,630	50%	300,000

OTHER COMPENSATION AND TAX MATTERS
Retirement Programs and Other Benefits
We maintain qualified and nonqualified defined benefit pension plans intended to provide fixed benefits upon retirement based on the individual’s age and number of years of service. Refer to the Pension Benefits table below for additional details on these programs.
A qualified defined contribution 401(k) plan called the Employee Savings Plan (“ESP”) is available for the salaried and hourly U.S. workforce. The ESP provides a dollar-for-dollar match on the first 6% of the employee’s eligible contributions to the ESP. The ESP has a number of investment options and is an important component of the retirement program. Employees who were actively employed prior to July 1, 2012 were given a one-time choice between continuing to participate in the defined benefit plan until December 31, 2022 or moving to an enhanced version of the ESP effective January 1, 2013 under which they would receive an employer core contribution of 2% of eligible pay in addition to the matching contribution and no longer accrue benefits under the defined benefit plan after December 31, 2012. Employees hired on or after July 1, 2012 were automatically covered under the enhanced version of the ESP and do not participate in the defined benefit plan. Employees hired after December 1, 2013 are not eligible for the 2% employer core contribution. Effective as of December 31, 2022, accruals in the qualified defined benefit plan will cease for all employees.
Additionally, a nonqualified, defined contribution plan called the Supplemental Employee Savings Plan (the “Supplemental ESP”) is offered. The Supplemental ESP is an unfunded plan that makes up matching and core contributions that cannot be made to the ESP due to Internal Revenue Service (“IRS”) or plan limitations. The Supplemental ESP is deemed invested in funds selected by participants and includes the same funds available in the ESP except for a self-directed brokerage account, which is not available in the Supplemental ESP.
A nonqualified EDCP that allows eligible employees to defer receipt of a part of their annual salary, annual incentive award and/or PSP award in exchange for investments in ordinary shares or mutual fund investment equivalents is also available. Refer to the Nonqualified Deferred Compensation table for additional details on the deferred compensation plans.
In China, we offer employees the Huabao Service Retention Bonus Plan (the “Huabao Plan”), that provides for an annual company contribution equal to a percentage of annual base salary after income tax deduction (excluding bonus, allowance and/or benefits). Participants in the Huabao Plan vest at the earlier of retirement, death, permanent disability or company initiated termination.
An enhanced, long-term disability plan is provided to certain NEOs in order to provide for a higher monthly maximum than the standard group plan and a more favorable definition of disability and has an underlying individual policy that is portable when the executive terminates.
We also provide certain other benefits believed to be consistent with prevailing market practice and to be competitive with peer company practices. These other benefits and their incremental costs to the Company are reported in “All Other Compensation” shown in the Summary Compensation Table.
Severance Arrangements
We have not adopted a formal severance policy for executives. In most cases, we would expect to provide for severance in the event of termination without cause.
During 2014, we maintained a Spin-off Protection Plan that provided certain employees, including our NEOs, with certain benefits in the event of a termination of employment without cause or for good reason between December 1, 2013 and December 1, 2014 (the first anniversary of the Spin-off). The Spin-off Protection Plan was terminated in December 2014.
In connection with recruiting certain officers, we generally enter into employment arrangements that provide for severance payments upon certain termination events, other than in the event of a change in control (which is described in “Change-In-Control Provisions” below). In the event of an involuntary termination other than for cause, Mr. Petratis and Mr. Shannon are eligible to receive severance equal to two times (Mr. Petratis) or one times (Mr. Shannon) base salary plus actual annual incentive award, not to exceed target and pro-rated for the number of days worked during the performance period.
Change-In-Control Provisions
We have a change in control plan (“CIC Plan”) that covers our NEOs in order to focus them on the best interests of our shareholders and to assure continuity of management in circumstances that reduce or eliminate job security and might otherwise lead to accelerated departures. This CIC Plan provides cash severance benefits in the event that a change in control occurs and an officer is terminated within two years of that change in control for reasons other than cause. Cash severance benefits in the event of a qualifying termination will be based on an individually defined Severance Multiple ranging from 1.5 for officers up to 3.0 for the CEO. Individual cash severance benefits will include (i) base salary in effect at termination times the Severance Multiple, (ii) current cash target incentive award times the Severance Multiple, and (iii) target incentive award in the year of termination pro-rated for the portion of the performance cycle completed through the date of termination. Cash severance benefits under the CIC Plan will be reduced by severance-related benefits provided through any other Allegion severance program. NEOs will also immediately vest in their Elected Officer Supplemental Program (“EOSP”) and Key Management Supplemental Pension Plan (“KMP”) benefits following a change in control. For purposes of calculating Mr. Shannon’s EOSP benefits, two years would be added to his age and service if his employment is terminated within two years after a change in control. In addition, participants in the CIC Plan will, in the event of a qualifying termination, receive continued health and welfare coverage for a term of years equal to the Severance Multiple and outplacement benefits of up to $25,000.
The CIC Plan does not provide for payment of, or reimbursement for, any tax payments or other tax gross ups related to the severance benefits. However, the CIC Plan does provide for cash severance benefits to be adjusted such that participants will receive the better after tax benefit treatment (“Best of Net” approach) between (i) cash severance payments paid in full, with the executive responsible for all taxes incurred, or (ii) cash severance payments reduced to avoid triggering excise taxes.
Senior Executive Performance Plan
The SEPP is a shareholder approved plan that funds the annual cash incentive awards that may be granted to each of the NEOs under the AIP. Under the SEPP, the maximum amount of cash incentive that can be paid to the CEO is 1.5% of Consolidated OI from Continuing Operations (as defined in the SEPP) and the maximum amount of cash incentive that can be paid to any other covered executive is 0.6% of Consolidated OI from Continuing Operations. Our Compensation Committee generally exercises its discretion to pay less than the maximum amount to the NEOs, after considering the factors described in the AIP.
Tax and Accounting Considerations
Section 162(m) of the Code imposes a limit of $1,000,000 on the amount that a publicly-traded company may deduct for federal income tax purposes in any taxable year for compensation paid to our CEO and the three other highest-paid NEOs, other than our CFO, who are employed as of the end of the year. To the extent that compensation is “performance-based” within the meaning of Section 162(m), the Section’s limitations will not apply. To qualify as performance based, compensation must, among other things, be paid pursuant to a shareholder approved plan upon the attainment of objective performance criteria.
Our Compensation Committee believes that the tax deductibility of compensation is an important factor, but not the sole factor, in setting executive compensation policies and in rewarding superior executive performance. Accordingly, our executive compensation program has been designed with the intent that most of the variable compensation (i.e., AIP, PSUs and stock options) paid to NEOs would qualify as performance-based within the meaning of Section 162(m) so as to be tax deductible to avoid the loss of a tax deduction due to Section 162(m). However, the Compensation Committee reserves the right to approve the payment of compensation to our executive officers that does not qualify as “performance-based” within the meaning of Section 162(m) and therefore, may not be deductible for federal income tax purposes.
In determining variable compensation program designs, our Compensation Committee considers other tax and accounting implications of particular forms of compensation, such as the implications of Section 409A of the Code governing deferred compensation arrangements and favorable accounting treatment afforded certain equity based plans that are settled in shares. The forms of variable compensation utilized are determined primarily by their effectiveness in creating maximum alignment between key strategic objectives and the interests of shareholders.
Timing of Awards
We intend to regularly grant annual equity grants following our earnings release for the fourth quarter and full year results. The equity grant date is never selected or changed to increase the value of equity awards for executives.

COMPENSATION COMMITTEE REPORT
We have reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement.
Based on our review and discussion, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement as well as the Company’s Annual Report on Form 10-K for the year ended December 31, 2014.
COMPENSATION COMMITTEE
Michael J. Chesser (Chair)
Carla Cico
Kirk S. Hachigian
Martin E. Welch, III

EXECUTIVE COMPENSATION
The following table provides summary information concerning compensation paid to or accrued on behalf of our NEOs for services rendered during the years ended December 31, 2014, 2013 and 2012. The services rendered by our NEOs in 2013 and 2012 were primarily for Ingersoll Rand and were, in some instances, in capacities not equivalent to the positions in which they now serve.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)(a)	Bonus ($)(b)	Stock Awards ($)(c)	Option Awards ($)(d)	Non- Equity Incentive Plan Compensation ($)(e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(f)	All Other Compensation ($)(g)	Total ($)
D. D. Petratis	2014	900,000	—	4,786,693	750,009	1,838,806	540,916	179,040	8,995,464
Chairman, President and Chief Executive Officer	2013	363,461	1,330,000	2,039,921	675,023	—	73,858	54,116	4,536,379

P. S. Shannon	2014	425,000	75,000	1,128,967	187,502	552,571	632,877	179,765	3,181,682
Senior Vice President and Chief Financial Officer	2013	384,308	75,000	516,040	445,057	355,749	—	281,723	2,057,877
	2012	355,757	—	319,554	113,147	167,588	395,851	56,593	1,408,490
T. P. Eckersley	2014	418,709	200,000	738,148	125,008	419,721	369,946	72,341	2,343,873
Senior Vice President - Americas	2013	406,059	200,000	504,273	437,924	382,228	32,122	57,919	2,020,525
	2012	394,666	—	314,970	118,236	265,455	187,116	45,868	1,326,311
C. E. Muhlenkamp	2014	343,149	140,000	363,486	75,013	348,259	53,494	42,744	1,366,145
Senior Vice President - Global Operations

F. W. Yu (h)	2014	366,951	150,000	1,211,342	37,516	168,864	—	88,335	2,023,008
Senior Vice President - Asia Pacific	2013	331,529	150,000	251,891	307,155	231,029	—	84,164	1,355,768
	2012	289,221	—	82,890	31,122	144,525	—	56,559	604,317
B. A. Santoro (i)	2014	162,885	—	598,494	93,751	—	609,952	1,457,107	2,922,189
Former Senior Vice President, General Counsel and Secretary	2013	316,373	75,000	380,078	350,548	234,862	17,776	79,783	1,454,420
	2012	306,750	—	206,187	67,415	132,459	423,923	58,469	1,195,203
______________

(a)	A portion of a participant’s annual salary may be deferred into a number of investment options under our EDCP. In 2014, no NEO deferred any salary.

(b)
The amount represents 50% of a transition cash bonus awarded by Ingersoll Rand in recognition of the critical nature of the role and assistance required in implementing the Spin-off. The initial 50% was paid on December 1, 2013 and the remaining 50% was paid on December 1, 2014, the first anniversary of the Spin-off.

(c)
The amounts shown in this column reflect the aggregate grant date fair value of PSU awards and any RSU awards granted for the year under ASC Topic 718 and do not reflect amounts paid to or realized by the NEOs. The PSU awards represent the annual grant of a PSU with a three year performance period as well as the replacement PSU awards for the one- and two-year performance periods following the Spin-off. In determining the aggregate grant date fair value of the PSU awards, the awards are valued assuming target level performance achievement. If the maximum level performance achievement is assumed for the PSU awards granted in February 2014, the aggregate grant date fair value of the PSU awards would be as follows:

Name	Maximum Grant Date Value of PSU Awards ($)
D. D. Petratis	8,073,365
P. S. Shannon	1,882,848
T. P. Eckersley	1,226,238
C. E. Muhlenkamp	576,939
F. W. Yu	347,620
B. A. Santoro	1,009,389

For a discussion of the assumptions made in determining the ASC 718 values, see Note 13, “Share-Based Compensation,” to our consolidated financial statements contained in the 2014 Form 10-K. The ASC 718 grant date fair value of the PSU award is spread over the number of months of service required for the grant to become non-forfeitable, disregarding any adjustments for potential forfeitures. Please see also the Grants of Plan-Based Awards table for additional details of the 2014 grants included in this column.

(d)
The amounts in this column reflect the aggregate grant date fair value of stock option grants for financial reporting purposes for the year under ASC 718 and do not reflect amounts paid to or realized by the NEOs. For a discussion of the assumptions made in determining the ASC 718 values, see Note 13, “Share-Based Compensation,” to our consolidated financial statements contained in the 2014 Form 10-K.

(e)
This column reflects the amounts earned as annual awards under our AIP program. Unless deferred into the EDCP, AIP payments are made in cash. Mr. Eckersley elected to defer 50% of his AIP payment and Mr. Muhlenkamp elected to defer 30% of his AIP payment. Amounts shown in this column are not reduced to reflect deferrals of AIP awards into the EDCP.

(f)
Amounts reported in this column reflect the aggregate increase in the actuarial present value of the benefits under the qualified Pension Plan (the “Pension Plan”), Supplemental Pension Plan, KMP and EOSP, as applicable. The change in pension benefits value is attributable to the additional year of service and age, the annual AIP award and any annual salary increase and the interest rates used to value the benefits. The changes in pension benefit values during 2014 increased from 2013 due to a decrease in interest rates and a change in mortality rates. The plans do not permit above-market or preferential earnings on any nonqualified deferred compensation.

(g)	The following table summarizes the components of this column for 2014:

Name	Company Matching Contributions ($)(1)	Company Cost for Life Insurance ($)	Retiree Medical Plan ($)(2)	Tax Assistance ($)(3)	Other Benefits ($)(4)	Total ($)
D. D. Petratis	109,692	1,285	—	—	68,063	179,040
P. S. Shannon	43,903	607	—	17,674	117,581	179,765
T. P. Eckersley	42,361	600	—	—	29,380	72,341
C. E. Muhlenkamp	33,549	428	—	—	8,767	42,744
F. W. Yu	39,952	—	—	—	48,383	88,335
B. A. Santoro	23,865	228	1,850	13,523	1,417,641	1,457,107
_____________

(1)	Represents matching contributions under our ESP and Supplemental ESP plans for Messrs. Petratis, Shannon and Eckersley, Muhlenkamp and Ms. Santoro and under the Huabao Plan for Mr. Yu.

(2)	Represents the estimated interest on the value of the retiree medical plan benefit, calculated based on the methods used for financial statement reporting purposes.

(3)	Represents tax assistance provided to the NEOs in connection with relocation costs incurred.

(4)	The other benefits the NEOs received in 2014 are:

Name	Car Usage ($)(i)	Long-term Disabilty ($)	Relocation ($)	Financial Counseling ($)	Executive Health Program ($)	Severance ($)(ii)	Total ($)
D. D. Petratis	18,000	—	43,893	4,325	1,845	—	68,063
P. S. Shannon	15,000	893	91,167	10,521	—	—	117,581
T. P. Eckersley	15,000	1,832	—	10,548	2,000	—	29,380
C. E. Muhlenkamp	—	—	—	6,767	2,000	—	8,767
F. W. Yu	48,058	—	—	—	325	—	48,383
B. A. Santoro	7,500	1,907	35,180	4,959	—	1,368,095	1,417,641

(i)
Represents the incremental cost of the leased cars, calculated based on the lease, insurance, fuel and maintenance costs for all NEOs other than Mr. Yu. For Mr. Yu, the amount represents the value of the car and driver provided under the Chinese car policy.

(ii)	Represents amounts paid pursuant to the Spin-off Protection Plan.

(h)
Cash amounts for Mr. Yu were paid in Chinese Yuan. For reporting purposes, these amounts have been converted from Chinese Yuan to United States dollars in this table and throughout this Proxy Statement. Where amounts are reported as of a point in time, Chinese Yuan were converted to United States dollars using the closing currency exchange rate as of December 31, 2014. Where payments were made throughout the year, Chinese Yuan were converted to United States dollars using the closing currency exchange rate as of the last day of the month in which the cash compensation was received or deemed to have been received.

(i)	Ms. Santoro departed the Company effective June 16, 2014.

2014 GRANTS OF PLAN-BASED AWARDS
The following table shows all plan-based awards granted to the NEOs during 2014. This table is supplemental to the Summary Compensation Table and is intended to complement the disclosure of equity awards and grants made under non-equity incentive plans in the Summary Compensation Table.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(c)	All Other Option Awards: Number of Securities Underlying Options (#)(c)	Exercise or Base Price of Option Awards ($/Sh) (d)	Closing Stock Price on Grant Date ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(e)
		Threshold ($)(a)	Target ($)(a)	Maximum ($)(a)	Threshold (#)(b)	Target (#)(b)	Maximum (#)(b)
D. D. Petratis
AIP	2/10/2014	495,000	990,000	1,980,000	—	—	—	—	—	—	—	—
PSUs (2014-16)	3/11/2014	—	—	—	6,929	27,714	55,428	—	—	—	—	2,000,327
PSUs (2014-15)	3/11/2014	—	—	—	4,619	18,476	36,952	—	—	—	—	1,343,067
PSUs (2014)	3/11/2014	—	—	—	2,310	9,238	18,476	—	—	—	—	693,289
Options	3/11/2014	—	—	—	—	—	—	—	38,344	54.125	54.50	750,009
RSUs	3/11/2014	—	—	—	—	—	—	13,857	—	—	—	750,010
P. S. Shannon
AIP	2/10/2014	148,750	297,500	595,000	—	—	—	—	—	—	—	—
PSUs (2014-16)	3/11/2014	—	—	—	1,732	6,929	13,858	—	—	—	—	500,118
PSUs (2014-15)	3/11/2014	—	—	—	1,001	4,004	8,008	—	—	—	—	291,061
PSUs (2014)	3/11/2014	—	—	—	501	2,002	4,004	—	—	—	—	150,245
Options	3/11/2014	—	—	—	—	—	—	—	9,586	54.125	54.50	187,502
RSUs	3/11/2014	—	—	—	—	—	—	3,465	—	—	—	187,543
T. P. Eckersley
AIP	2/10/2014	136,500	273,000	546,000	—	—	—	—	—	—	—	—
PSUs (2014-16)	3/11/2014	—	—	—	1,155	4,619	9,238	—	—	—	—	333,388
PSUs (2014-15)	3/11/2014	—	—	—	634	2,537	5,074	—	—	—	—	184,421
PSUs (2014)	3/11/2014	—	—	—	318	1,270	2,540	—	—	—	—	95,310
Options	3/11/2014	—	—	—	—	—	—	—	6,391	54.125	54.50	125,008
RSUs	3/11/2014	—	—	—	—	—	—	2,310	—	—	—	125,029
C. E. Muhlenkamp
AIP	2/10/2014	105,000	210,000	420,000	—	—	—	—	—	—	—	—
PSUs (2014-16)	3/11/2014	—	—	—	693	2,772	5,544	—	—	—	—	200,076
PSUs (2014-15)	3/11/2014	—	—	—	201	802	1,604	—	—	—	—	58,299
PSUs (2014)	3/11/2014	—	—	—	100	401	802	—	—	—	—	30,094
Options	3/11/2014	—	—	—	—	—	—	—	3,835	54.125	54.50	75,013
RSUs	3/11/2014	—	—	—	—	—	—	1,386	—	—	—	75,017
F. W. Yu
AIP	2/10/2014	93,658	187,315	374,630	—	—	—	—	—	—	—	—
PSUs (2014-16)	3/11/2014	—	—	—	347	1,386	2,772	—	—	—	—	100,038
PSUs (2014-15)	3/11/2014	—	—	—	167	669	1,338	—	—	—	—	48,631
PSUs (2014)	3/11/2014	—	—	—	84	335	670	—	—	—	—	25,141
Options	3/11/2014	—	—	—	—	—	—	—	1,918	54.125	54.50	37,516
RSUs	3/11/2014	—	—	—	—	—	—	693	—	—	—	37,509
RSUs	6/11/2014	—	—	—	—	—	—	17,794	—	—	—	1,000,023

Name	Grant Date	Estimated Future Payouts Under Non-Equity Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(c)	All Other Option Awards: Number of Securities Underlying Options (#)(c)	Exercise or Base Price of Option Awards ($/Sh) (d)	Closing Stock Price on Grant Date ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(e)
		Threshold ($)(a)	Target ($)(a)	Maximum ($)(a)	Threshold (#)(b)	Target (#)(b)	Maximum (#)(b)
B. A. Santoro
AIP	2/10/2014	113,750	227,500	455,000	—	—	—	—	—	—	—	—
PSUs (2014-16)	3/11/2014	—	—	—	866	3,465	6,930	—	—	—	—	250,095
PSUs (2014-15)	3/11/2014	—	—	—	578	2,310	4,620	—	—	—	—	167,920
PSUs (2014)	3/11/2014	—	—	—	289	1,155	2,310	—	—	—	—	86,680
Options	3/11/2014	—	—	—	—	—	—	—	4,793	54.125	54.50	93,751
RSUs	3/11/2014	—	—	—	—	—	—	1,733	—	—	—	93,799
___________________

(a)
The target award levels for the AIP program were established by the Compensation Committee in February 2014. Refer to Compensation Discussion and Analysis under the heading “Annual Incentive Program” for a description of the Compensation Committee’s process for establishing AIP program target award levels. The amounts reflected in the “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” columns represent the threshold, target and maximum amounts for awards under the AIP program that were paid in March 2015, based on performance in 2014. Thus, the amounts shown in the “threshold, target and maximum” columns reflect the range of potential payouts when the target award levels were established in February 2014. The AIP pays $0 for performance below threshold. The actual amounts paid pursuant to those awards are reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

(b)
The amounts reflected in the “Estimated Future Payouts Under Equity Incentive Plan Awards” columns represent the threshold, target and maximum amounts for annual PSU awards for the 2014, 2014-2015 and 2014-2016 performance periods. The PSUs pay $0 for performance below threshold. For a description of the Compensation Committee’s process for establishing PSU target award levels and the terms of PSU awards, please refer to Compensation Discussion and Analysis under the heading “Long-Term Incentive Program” and the “Post-Employment Benefits” section below.

(c)
The amounts in these columns reflect the stock option and RSU awards granted in February 2014 and the special RSU awards granted to Mr. Yu in June 2014. For a description of the Compensation Committee’s process for determining stock option and RSU awards and the terms of such awards, see Compensation Discussion and Analysis under the heading “Long-Term Incentive Program” and the “Post-Employment Benefits” section below.

(d)
Stock options were granted under our 2013 Stock Plan. Each plan requires stock options to be granted at an exercise price equal to the fair market value of the applicable company’s ordinary shares on the date of grant. The fair market value is defined as the average of the high and low composite price of the applicable company’s ordinary shares listed on the NYSE on the grant date.

(e)
The grant date fair value of the equity awards granted in 2014 was calculated in accordance with ASC 718. We caution that the actual amount ultimately realized by each NEO from the stock option awards will likely vary based on a number of factors, including stock price fluctuations, differences from the valuation assumptions used and timing of exercise or applicable vesting. For a description of the assumptions made in valuing the equity awards see Note 13, “Share-Based Compensation” to our consolidated financial statements contained in its 2014 Form 10-K. For PSUs, the grant date fair value has been determined based on achievement of target level performance, which is the performance threshold we believe is the most likely to be achieved under the grants.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2014
The following table shows, for each of the NEOs, all equity awards that were outstanding as of December 31, 2014. The information included in the table below reflects equity awards held following the conversion of Ingersoll Rand equity awards into Allegion equity awards.

Name		Option Awards				Stock Awards
	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable (a)	Number of Securities Underlying Unexercised Options (#) Unexercisable (a)	Option Exercise Price ($)	Option Expiration Date (b)	Number of Shares or Units of Stock that have Not Vested (#) (c)	Market Value of Shares or Units of Stock that have Not Vested ($) (d)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have Not Vested (#) (e)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have Not Vested ($) (d)
D. D. Petratis	3/11/2014	—	38,344	54.1250	3/11/2024	13,857	768,509	10,393	576,382
	3/11/2014	—	—	—	—	—	—	6,929	384,255
	3/11/2014	—	—	—	—	—	—	18,476	1,024,679
	12/13/2013	—	43,243	43.3600	12/13/2023	—	—	15,568	863,401
	8/9/2013	—	—	—	—	42,229	2,342,020	—	—
P. S. Shannon	3/11/2014	—	9,586	54.1250	3/11/2024	3,465	192,169	2,598	144,106
	3/11/2014	—	—	—	—	—	—	1,502	83,273
	3/11/2014	—	—	—	—	—	—	4,004	222,062
	12/13/2013	—	20,421	43.3600	12/13/2023	—	—	7,352	407,742
	2/22/2013	3,944	7,888	32.3319	2/21/2023	2,476	137,319	—	—
	2/24/2012	919	—	25.0472	2/23/2022	—	—	—	—
	2/24/2012	4,485	4,485	25.0173	2/23/2022	1,600	88,736	—	—
	2/14/2011	1,559	—	29.1159	2/13/2021	—	—	—	—
	2/14/2011	3,806	—	29.0956	2/13/2021	—	—	—	—
	2/16/2010	2,835	—	19.4547	2/15/2020	—	—	—	—
T. P. Eckersley	3/11/2014	—	6,391	54.1250	3/11/2024	2,310	128,113	1,732	96,064
	3/11/2014	—	—	—	—	—	—	951	52,763
	3/11/2014	—	—	—	—	—	—	2,540	140,868
	12/13/2013	—	19,643	43.3600	12/13/2023	—	—	7,072	392,213
	2/22/2013	4,121	8,243	32.3319	2/21/2023	2,588	143,530	—	—
	2/24/2012	4,687	4,687	25.0173	2/23/2022	1,674	92,840	—	—
	2/14/2011	3,977	—	29.0956	2/13/2021	—	—	—	—
	2/16/2010	3,260	—	19.4579	2/15/2020	—	—	—	—
C. E. Muhlenkamp	3/11/2014	—	3,865	54.1250	3/11/2024	1,386	76,868	1,040	57,651
	3/11/2014	—	—	—	—	—	—	301	16,680
	3/11/2014	—	—	—	—	—	—	802	44,479
	12/13/2013	—	13,964	43.3600	12/13/2023	—	—	5,028	278,853
	2/22/2013	1,553	3,106	32.3319	2/21/2023	976	54,129	—	—
	2/24/2012	1,766	1,767	25.0173	2/23/2022	631	34,995	—	—
	2/24/2012	361	—	25.0472	2/23/2022	—	—	—	—
F. W. Yu	6/11/2014	—	—	—	—	17,794	986,855	—	—
	3/11/2014	—	1,918	54.1250	3/11/2024	693	38,434	520	28,825
	3/11/2014	—	—	—	—	—	—	251	13,914
	3/11/2014	—	—	—	—	—	—	670	37,158
	12/13/2013	—	16,559	43.3600	12/13/2023	—	—	5,962	330,653
	2/22/2013	1,084	2,169	32.3319	2/21/2023	682	37,824	379	21,019
	2/24/2012	1,233	1,234	25.0173	2/23/2022	442	24,513	1,023	56,736
	11/1/2011	21,535	—	18.6969	10/31/2021	—	—	—	—
	2/14/2011	2,280	—	29.0956	2/13/2021	—	—	—	—
	2/14/2011	1,142	—	29.0956	2/13/2021	—	—	—	—
	2/1/2006	2,310	—	24.2336	1/31/2016	—	—	—	—
	2/2/2005	3,253	—	23.7787	2/1/2015	—	—	—	—

Name		Option Awards				Stock Awards
	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable (a)	Number of Securities Underlying Unexercised Options (#) Unexercisable (a)	Option Exercise Price ($)	Option Expiration Date (b)	Number of Shares or Units of Stock that have Not Vested (#) (c)	Market Value of Shares or Units of Stock that have Not Vested ($) (d)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have Not Vested (#) (e)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have Not Vested ($) (d)
B. A. Santoro	3/11/2014	4,793	—	54.1250	6/16/2019	1,733	96,112	198	10,981
	3/11/2014	—	—	—	—	—	—	198	11,002
	3/11/2014	—	—	—	—	—	—	1,058	58,677
	2/22/2013	7,987	—	32.3319	6/16/2019	1,671	92,674	—	—
	2/24/2012	547	—	25.0357	6/16/2019	—	—	—	—
	2/24/2012	5,345	—	25.0173	6/16/2019	954	52,909	—	—
	2/14/2011	1,481	—	29.1158	6/16/2019	—	—	—	—
	2/14/2011	3,616	—	29.0956	6/16/2019	—	—	—	—
	2/16/2010	2,979	—	19.4519	6/16/2019	—	—	—	—
	2/7/2007	5,696	—	26.5334	2/6/2017	—	—	—	—
___________________

(a)
These columns represent stock option and SARs awards. Except for the stock option awards granted on December 13, 2013, these awards generally become exercisable in three equal installments beginning on the first anniversary after the date of grant, subject to continued employment or retirement. The stock option awards granted on December 13, 2013 vest 100% on the third anniversary of the grant date.

(b)
Stock option awards granted prior to December 1, 2013 expire on the tenth anniversary (less one day) of the grant date. Stock option awards granted following December 1, 2013 expire on the tenth anniversary of the grant date.

(c)
This column represents unvested RSUs. Except as described in the following sentences, RSUs generally become exercisable in three equal installments beginning on the first anniversary after the date of grant, subject to continued employment or retirement. In the case of Mr. Petratis’s grant dated August 9, 2013, 100% vests on the third anniversary of the grant date. In the case of Mr. Yu’s grant dated June 11, 2014, 50% vests on December 31, 2016, 25% on December 31, 2017 and 25% on December 31, 2018.

(d)	The market value was computed based on $55.46, the closing market price of our ordinary shares on the NYSE at December 31, 2014.

(e)
This column represents unvested and unearned PSUs. PSUs generally vest upon the completion of a three-year performance period. The receipt of the shares subject to the award is subject to achievement of the performance goals as certified by the Compensation Committee, and continued employment. In 2014, the Compensation Committee granted PSUs with one-, two- and three-year performance periods. The PSUs with one- and two-year performance periods were replacement awards for those Ingersoll Rand PSU awards that were canceled in the Spin-off. For Mr. Yu, his outstanding Ingersoll Rand PSUs converted into Allegion PSUs. The PSUs for the 2014 performance period are reflected at the maximum level based on 2014 performance. The PSUs for the 2014-2015 and the 2014-2016 performance period are reflected at the threshold level.

2014 OPTION EXERCISES AND STOCK VESTED
The following table provides information regarding the amounts received by each NEO upon exercise of stock options and SARs or the vesting of RSUs during the fiscal year ended December 31, 2014.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (a)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (b)
D. D. Petratis	—	—	—	—
P. S. Shannon	—	—	3,983	206,216
T. P. Eckersley	—	—	20,430	1,089,402
C. E. Muhlenkamp	—	—	6,811	359,113
F. W. Yu	—	—	7,632	407,784
B. A. Santoro	—	—	2,877	148,250
___________________

(a)
This column reflects the aggregate dollar amount realized by the NEO upon the exercise of the stock options and SARs by determining the difference between (i) for stock options, the market price of the Company’s ordinary shares at exercise and the exercise price of the stock options or (ii) for SARs, the opening stock price of the Company’s ordinary shares on the date of exercise and the exercise price of the SARs.

(b)
Reflects the value of the RSUs that vested on February 14, 2014, February 22, 2014 and February 24, 2014, based on the average of the high and low stock price of our ordinary shares on the vesting date. The value also reflects RSUs that vested on April 7, 2014 for Mr. Muhlenkamp and November 1, 2014 for Messrs. Eckersley and Yu.

2014 PENSION BENEFITS
The NEOs, other than Mr. Yu, participate in one or more of the following defined benefit plans:
•the Pension Plan;
•the Supplemental Pension Plan; and
•the EOSP or the KMP.
The Pension Plan is a funded, tax qualified, non-contributory defined benefit plan that covers our U.S. employees hired prior to June 30, 2012. The Pension Plan provides for normal retirement at age 65. A participant becomes vested in the benefit: (i) after five years of service, or (ii) while employed, the participant (a) attains age 65, (b) dies or (c) becomes disabled. The formula to determine the lump sum benefit under the Pension Plan is 5% of final average pay (the five highest consecutive years out of the last ten years of eligible compensation) for each year of credited service. A choice for distribution between an annuity and a lump sum option is available. The Pension Plan was closed to new participants after June 30, 2012, and no further benefits will accrue to any Pension Plan participant for service performed after December 31, 2022. Certain participants made an election in 2012 to forego accruing further benefits for service performed after December 31, 2012, and, in lieu, receive a non-elective employer contribution equal to 2% of eligible compensation in the ESP. No NEOs made this election.
The Supplemental Pension Plan is an unfunded, nonqualified, non-contributory defined benefit restoration plan. Since the IRS limits the annual compensation recognized when calculating benefits under the qualified Pension Plan, the Supplemental Pension Plan restores what is lost in the Pension Plan due to these limits. The Supplemental Pension Plan covers all our employees who participate in the Pension Plan and who are impacted by the IRS Code compensation limits. A participant must meet the vesting requirements of the qualified Pension Plan to vest for benefits under the Supplemental Pension Plan. Benefits under the Supplemental Pension Plan are available only as a lump sum distribution after termination and paid in accordance with Section 409A of the Code. As a result of the 2012 changes to the Pension Plan, the Supplemental Pension Plan was closed to employees hired on or after June 30, 2012, and no further benefits will accrue to any Supplemental Pension Plan participant for service performed after December 31, 2022 or after December 31, 2012 to the extent the participant made an election.
The NEOs, other than Mr. Muhlenkamp and Mr. Yu, participate in either the EOSP or the KMP. The EOSP, which is closed to new participants, is an unfunded, nonqualified, non-contributory defined benefit plan, designed to replace a percentage of an officer’s final average pay based on his or her age and years of service at the time of retirement. Final average pay is defined as the sum of the officer’s current annual salary plus the average of his or her three highest annual incentive awards during the most recent six years. No other elements of compensation (other than salary and annual incentive awards) are included in final average pay. The EOSP provides a benefit pursuant to a formula in which 1.9% of an officer’s final average pay is multiplied by the officer’s years of service (up to a maximum of 35 years) and then reduced by the value of other retirement benefits the officer will receive that are provided by us under certain qualified and nonqualified retirement plans as well as Social Security. Vesting occurs, while the officer is employed, at the earlier of the attainment of age 55 and the completion of 5 years of service or age 62. Unreduced benefits under the EOSP are available at age 62 and benefits are only available as a lump sum after termination and paid in accordance with Section 409A of the Code.
The KMP, which is closed to new participants, is an unfunded, nonqualified, non-contributory defined benefit plan designed to replace a percentage of a key employee’s final average pay based on his or her age and years of service at the time of retirement. Final average pay is defined as the sum of the key employee’s current annual salary plus the average of the employee’s three highest annual incentive awards during the most recent six years. No other elements of compensation (other than salary and AIP awards) are included in final average pay. The KMP provides a benefit pursuant to a formula in which 1.7% of a key employee’s final average pay is multiplied by years of service (up to a maximum of 30 years) and then reduced by the value of other retirement benefits the key employee will receive that are provided by us under certain qualified and nonqualified retirement plans as well as Social Security. Vesting occurs at the earlier of the attainment of age 55 and the completion of 5 years of service or age 65. Benefits are only available as a lump sum after termination and paid in accordance with Section 409A of the Code.
The table below represents the estimated present value of defined benefits for the plans in which each NEO participates.

Name	Plan Name	Number of Years Credited Service (#) (a)	Present Value of Accumulated Benefit ($) (b)	Payments During Last Fiscal Year ($)
D. D. Petratis	EOSP	1.42	614,774	—
P. S. Shannon	Qualified Pension Plan	12.67	150,205	—
	Supplemental Pension Plan	12.67	190,977	—
	EOSP	13.00	1,742,004	—
T. P. Eckersley	Qualified Pension Plan	7.17	82,156	—
	Supplemental Pension Plan	7.17	140,526	—
	KMP	7.17	687,713	—
C. E. Muhlenkamp	Qualified Pension Plan	3.83	51,848	—
	Supplemental Pension Plan	3.83	50,695	—
F. W. Yu (c)	—	—	—	—
B. A. Santoro	Qualified Pension Plan	18.00	317,565	9,272
	Supplemental Pension Plan	18.00	113,130	—
	EOSP	19.00	2,225,811	—
____________

(a)
Under the EOSP or the KMP, for officers covered prior to May 19, 2009 by Ingersoll Rand, a full year of service is credited for any year in which they work at least one day. In the Pension Plan, the Supplemental Pension Plan, the EOSP and the KMP for officers first covered on or after May 19, 2009 by Ingersoll Rand, the number of years of credited service is based on elapsed time (i.e., credit is given for each month in which a participant works at least one day).

(b)
The amounts in this column reflect the estimated present value of each NEO’s accumulated benefit under the plans indicated. The calculations reflect the value of the benefits assuming that each NEO was fully vested under each plan. The benefits were computed as of December 31, 2014, consistent with the assumptions described in Note 10, “Pensions and Post retirement Benefits Other than Pensions,” to the annual combined financial statements included the 2014 Form 10-K.

(c)	Mr. Yu does not participate in any Company defined benefit plan.

2014 NONQUALIFIED DEFERRED COMPENSATION
The following is a description of our nonqualified deferred compensation plans.
We maintain the EDCP, which is an unfunded, nonqualified plan that permits certain employees, including the NEOs other than Mr. Yu, to defer receipt of up to 50% of their annual salary and up to 100% of their AIP awards, PSU awards and RSUs received upon commencement of employment. Elections to defer must be made prior to the beginning of the performance period. These assets are considered general assets of the Company and are available to our creditors in the event of the Company’s insolvency.
Participants are offered certain investment options (approximately 60 mutual fund investments and ordinary share equivalents) and can choose how they wish to allocate their cash deferrals among those investment options. Participants are 100% vested in all amounts deferred and bear the risk of any earnings and losses on such deferred amounts.
Generally, deferred amounts may be distributed following termination of employment or at the time of a scheduled in-service distribution date chosen by the participant. If a participant has completed five or more years of service at the time of termination, or is terminated due to long-term disability, death or retirement, the distribution is paid in accordance with the participant’s election. If a participant terminates without meeting these requirements, the account balance for all plan years will be paid in a lump sum in the year following the year of termination. A participant can elect to receive distributions at termination over a period of five, 10, or 15 annual installments, or in a single lump sum. A participant can elect to receive scheduled in-service distributions in future years that are at least two years after the end of the plan year for which they are deferring. In-service distributions can be received in two to five annual installments, or if no election is made, in a lump sum. For those participants who have investments in ordinary shares, the distribution of these assets will be in the form of ordinary shares, not cash.
Please refer to Compensation Discussion and Analysis for a description of the Supplemental ESP.
Mr. Yu participates in two nonqualified deferred compensation plans in China. The Huabao Plan provides for an annual company contribution equal to a percentage of annual base salary (12% in Mr. Yu's case) after income tax deduction (excluding bonus, allowance and/or benefits). Participants in the Huabao Plan vest at the earlier of retirement, death, permanent disability or company initiated termination. The Generali Savings Plan is a frozen deferred compensation plan that pays interest on deferred amounts. The Generali Savings Plan was frozen in 2011 and no employee or employer contributions have been made since that time. The Generali Savings Plan does not pay a preferential interest rate.
The following table provides information regarding contributions, distributions, earnings and balances for each NEO under our nonqualified deferred compensation plans:

Name	Executive Contributions in Last Fiscal Year ($) (a)	Registrant Contributions in Last Fiscal Year ($) (b)	Aggregate Earnings in Last Fiscal Year ($) (c)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($) (d)
D. D. Petratis
Supplemental ESP	—	86,815	4,373	—	93,386
P. S. Shannon
EDCP	—	—	289,781	—	1,783,594
Supplemental ESP	—	27,322	86,245	—	462,666
T. P. Eckersley
EDCP	191,114	—	114,306	134,708	973,374
Supplemental ESP	—	25,792	53,695	—	312,956
C. E. Muhlenkamp
EDCP	90,705	—	14,231	—	213,985
Supplemental ESP	—	17,141	3,384	—	43,963
F. W. Yu
Huabao Plan	—	39,951	2,025	—	82,843
Generali Savings Plan	—	—	4,600	—	112,707
B. A. Santoro
EDCP	—	—	561	—	9,513
Supplemental ESP	—	8,265	44,426	—	244,410
____________

(a)	The annual deferrals (salary and AIP awards) are all reflected in the Salary column, the Non-Equity Incentive Plan column and the Stock Awards column, respectively of the Summary Compensation Table.

(b)	All of the amounts reflected in this column are included in the All Other Compensation column of the Summary Compensation Table.

(c)
Amounts in this column include gains and losses on investments, as well as dividends on ordinary shares or ordinary share equivalents. None of the earnings or losses reported in this column are included in the Summary Compensation Table.

(d)	The following table reflects the amounts reported in this column previously reported as compensation to the NEOs in the Summary Compensation Table included in our Registration Statement on Form 10.

Name	EDCP	Supplemental ESP	Huabao Plan
D. D. Petratis	—	88,984	—
P. S. Shannon	—	62,779	—
T. P. Eckersley	399,765	68,574	—
C. E. Muhlenkamp	90,705	17,141	—
F. W. Yu	—	—	79,785
B. A. Santoro	—	32,438	—

POST-EMPLOYMENT BENEFITS
The following discussion describes the compensation to which each NEO would be entitled in the event of termination of such executive’s employment, including termination following a change in control.
Employment Arrangements and Severance.    All of the NEOs are entitled to benefits upon termination of their employment following a change in control. Messrs. Petratis and Shannon are also entitled to severance in the event of an involuntary termination without cause pursuant to their employment agreements. Messrs. Petratis and Shannon are eligible to receive 24 months and 12 months, respectively, of base annual salary plus a prorated annual incentive award earned for the year of termination as determined and paid at the conclusion of the full performance year in accordance with the terms of the plan.
Our equity award agreements, other than for the initial grant made immediately following the Spin-off (the “Founder’s Grant”), provide that upon termination for:

•	death or disability, RSUs, stock options and SARs shall immediately vest and the stock options and SARs remain exercisable for a period of three years;

•	retirement, RSUs, stock options and SARs shall continue to vest in accordance with their original vesting schedule and the stock options and SARs remain exercisable for a period of five years;

•
group termination, RSUs, stock options and SARs immediately vest in the portion of the awards that would have vested within twelve months of termination and all vested stock options and SARs remain exercisable for a period of three years following termination;

•
death or disability, PSUs vest pro-rata based on the time worked during the performance period and the achievement of performance goals from the beginning of the performance period through the end of the calendar quarter in which employment terminated; and

•
retirement, group termination or job elimination, PSUs vest pro-rata based on the time worked during the performance period and the achievement of performance goals through the end of the performance period.

The equity award agreements for the Founder’s Grant provide that, upon death or disability, all stock options will immediately vest and remain exercisable for three years and all PSUs will vest as if the person was employed by the Company throughout the performance period. The Founder’s Grant is canceled upon termination of employment in all other circumstances, including retirement.
Ms. Santoro’s Departure. On June 16, 2014, Ms. Santoro departed the Company. Under the Spin-off Protection Plan, Ms. Santoro received a cash severance payment equal to (i) two times her then (a) current base salary and (b) current target AIP award, (ii) a pro-rated portion of the 2014 AIP award based on the number of months served, and (iii) that portion of her transition cash bonus award that was due to be paid on December 1, 2014.
Change in Control.    Our CIC Plan covers certain officers, including the NEOs. The CIC Plan provides for certain payments if the employment is terminated by the Company without “cause” (as defined in the CIC Plan) or by the NEO for “good reason” (as defined in the CIC Plan), in each case, within two years following a change in control of the Company. The CIC Plan does not provide for a payment to cover the impact to the executive of certain incremental taxes incurred in connection with the payments made following a change in control. The amount paid under the CIC Plan will be reduced to avoid the payment of any excise taxes.

If an NEO’s employment is terminated “without cause” or by the NEO for “good reason” following a change in control, the NEO is entitled to the following:

•	any accrued but unpaid base salary;

•	an amount equal to the NEO’s target annual bonus for the year in which the termination occurred, pro-rated for the months of service and based on the Company’s actual performance for the year; and

•	a lump sum severance payment equal to the three times (CEO) or two times (other NEOs) the sum of:

▪	the NEO’s annual salary in effect on the termination date, or, if higher, the annual salary in effect immediately prior to the event that constitutes “good reason”; and

▪	the NEO’s target annual incentive award for the year of termination.
In addition to the foregoing, the NEOs would also be eligible to participate in the Company’s welfare employee health programs for the severance period (three years for the CEO) and (two years for the other NEOs) and the Company will pay the premium for the first eighteen months. The Company would also provide each NEO up to $25,000 of outplacement services.
Under the 2013 Stock Plan, outstanding unvested stock options, SARs and RSUs will not immediately vest and become exercisable or payable, as applicable, following a change in control if an alternate award is provided by the acquiring company. Such awards will immediately vest and become exercisable or payable, as applicable, if an alternate awards is not provided. PSUs, other than the Founder’s Grant PSUs, will be deemed to have earned a pro-rata award based on the target award opportunity and total number of months worked in the applicable performance period. The Founder’s Grant PSUs will be deemed to have earned the full amount of the award upon a change in control.
A “change in control” is defined as the occurrence of any of the following events: (i) any person unrelated to the Company becomes the beneficial owner of 30% or more of the combined voting power of the Company’s voting stock; (ii) the directors serving at the time the change-in-control plan was adopted (or the directors subsequently elected by the shareholders of the Company whose election or nomination was duly approved by at least two-thirds of the then serving directors) fail to constitute a majority of the Board of Directors; (iii) consummation of any transaction or series of transactions under which the Company is merged or consolidated with any other company which is not an affiliate; (iv) any sale or transfer of all or substantially all of the Company’s assets, other than a sale or transfer with a corporation where the Company owns at least 80% of the combined voting power of such corporation or its parent after such transfer; or (v) any other event that the continuing directors determine to be a change in control; provided however, with respect to (i), (iii) and (v) above, there shall be no change in control if shareholders of the Company own more than 50% of the combined voting power of the voting securities of the Company or the surviving entity or any parent immediately following such transaction in substantially the same proportion to each other as prior to such transaction.
Enhanced Retirement Benefits. An officer vests in EOSP or KMP upon the earlier of: (i) the attainment of age 55 and the completion of 5 years of service; (ii) attainment of age 62 for the EOSP and age 65 for the KMP; (iii) death; or (iv) change in control. For Mr. Shannon, a termination within two years following a change in control also triggers the payment of an enhanced benefit whereby two years would be added to both the officer’s age and service with the Company for purposes of the EOSP benefit. There are no enhancements provided to Mr. Petratis under the EOSP or to Mr. Eckersley under the KMP. Benefits under the EOSP and KMP are forfeited in the event of termination for cause. In order to be eligible for an EOSP or KMP benefit in the event of disability, a participant must remain disabled until age 65. An officer becomes vested in both the Pension Plan and the Supplemental Pension Plan upon the completion of 5 years of service. As of December 31, 2014, Mr. Shannon and Mr. Petratis were not vested in the EOSP and Mr. Eckersley was not vested in the KMP.

POST-EMPLOYMENT BENEFITS TABLE
The following table describes the compensation to which each of the NEOs would be entitled in the event of termination of such executive’s employment on December 31, 2014, including termination following a change in control. The potential payments were determined under the terms of our plans and arrangements in effect on December 31, 2014. Ms. Santoro’s payments were determined on June 16, 2014. The table does not include the pension benefits or nonqualified deferred compensation amounts that would be paid to an NEO, which are set forth in the Pension Benefits table and the Nonqualified Deferred Compensation table above, except to the extent that the NEO is entitled to an additional benefit as a result of the termination.

	Involuntary without Cause ($)	Change in Control ($)	Disability ($)	Death ($)
D. D. Petratis
Severance (a)	1,800,000	5,670,000	—	—
2014 Earned but Unpaid AIP Award(s) (b)	1,838,806	1,838,806	1,838,806	1,838,806
PSU Award Payout (c)	1,536,551	2,399,952	2,399,952	2,399,952
Value of Unvested Equity Awards (d)	—	3,687,787	3,687,787	3,687,787
Enhanced Retirement Benefits (e)	—	—	—	—
Outplacement (f)	—	25,000	—	—
Health Benefits (g)	—	52,740	—	—
Total	5,175,357	13,674,285	7,926,545	7,926,545
P. S. Shannon
Severance (a)	425,000	1,445,000	—	—
2014 Earned but Unpaid AIP Award(s) (b)	552,571	552,571	552,571	552,571
PSU Award Payout (c)	350,039	757,781	757,781	757,781
Value of Unvested Equity Awards (d)	—	1,060,434	492,526	492,526
Enhanced Retirement Benefits (e)	—	434,234	—	—
Outplacement (f)	—	25,000	—	—
Health Benefits (g)	—	33,982	—	—
Total	1,327,610	4,309,002	1,802,878	1,802,878
T. P. Eckersley
Severance (a)	—	1,386,000	—	—
2014 Earned but Unpaid AIP Award(s) (b)	419,721	419,721	419,721	419,721
PSU Award Payout (c)	226,097	618,310	618,310	618,310
Value of Unvested Equity Awards (d)	—	944,025	944,025	944,025
Enhanced Retirement Benefits (e)	—	—	—	—
Outplacement (f)	—	25,000	—	—
Health Benefits (g)	—	33,982	—	—
Total	645,818	3,427,038	1,982,056	1,982,056

	Involuntary without Cause ($)	Change in Control ($)	Disability ($)	Death ($)
C. E. Muhlenkamp
Severance (a)	—	1,120,000	—	—
2014 Earned but Unpaid AIP Award(s) (b)	348,259	348,259	348,259	348,259
PSU Award Payout (c)	95,677	374,530	374,530	374,530
Value of Unvested Equity Awards (d)	—	944,025	944,025	944,025
Enhanced Retirement Benefits (e)	—	—	—	—
Outplacement (f)	—	25,000	—	—
Health Benefits (g)	—	33,982	—	—
Total	443,936	2,845,796	1,666,814	1,666,814
F. W. Yu
Severance (a)	—	1,123,890	—	—
2014 Earned but Unpaid AIP Award(s) (b)	168,864	168,864	168,864	168,864
PSU Award Payout (c)	71,991	402,644	402,644	402,644
Value of Unvested Equity Awards (d)	—	1,378,282	1,378,282	1,378,282
Enhanced Retirement Benefits (e)	—	—	—	—
Outplacement (f)	—	25,000	—	—
Health Benefits (g)	—	36,982	—	—
Total	240,855	3,135,662	1,949,790	1,949,790
B. A. Santoro
Severance (a)	1,230,000	—	—	—
2014 Earned but Unpaid AIP Award(s) (b)	138,095	—	—	—
PSU Award Payout (c)	90,608	—	—	—
Value of Unvested Equity Awards (d)	979,722	—	—	—
Enhanced Retirement Benefits (e)	—	—	—	—
Outplacement (f)	—	—	—	—
Health Benefits (g)	46,250	—	—	—
Total	2,484,675	—	—	—
____________

(a)	Refer to the description of how severance is calculated in the section above entitled Post-Employment Benefits.

(b)	Amounts represent the actual award earned for the 2014 performance period, which may be more or less than the target award.

(c)
For the “Change in Control,” these amounts represent the full value of the Founder’s Grant PSU award and a pro-rata portion of the other outstanding PSUs. Amounts are based on the closing stock price on December 31, 2014 ($55.46).

(d)
The amounts shown represent (i) the value of the unvested RSUs, which is calculated based on the number of unvested RSUs multiplied by the closing stock price on December 31, 2014 ($55.46) or, in the case of Ms. Santoro, on June 16, 2014 ($57.13), and (ii) the intrinsic value of the unvested stock options and SARs, which is calculated based on the difference between the closing stock price on December 31, 2014 ($55.46) or, in the case of Ms. Santoro, on June 16, 2014 ($57.13), and the relevant exercise price. For purposes of a “Change in Control”, we assume that an alternate award is not provided and the vesting of the unvested awards accelerate. Ms. Santoro’s awards did not accelerate upon her departure because she was retirement eligible.

(e)
In the event of a change in control of the Company and a termination of the NEOs, the present value of the pension benefits under the EOSP, KMP and Supplemental Pension Plans would be paid out as lump sums. While there is no additional benefit to the NEOs as a result of either voluntary retirement/resignation and/or involuntary resignation without cause, there are differences (based on the methodology mandated by the SEC) between the numbers that are shown in the Pension Benefits Table and those that would actually be payable to the NEO under these termination scenarios. The amounts shown under change of control represent the estimated benefit provided in excess of the EOSP amount shown in the Pension Benefits Table.

(f)	For the “Change in Control” column, the amount represents the maximum expenses we would reimburse the NEO for professional outplacement services.

(g)
Represents our cost of health coverage. The cost for “Change in Control” is a combination of continued active coverage for eighteen months followed by retiree coverage, while the cost shown under the other scenarios is retiree coverage only.

INFORMATION CONCERNING VOTING AND SOLICITATION
Why Did I Receive This Proxy Statement?
We sent you this Proxy Statement or a Notice of Internet Availability of Proxy Materials (”Notice”) because our Board of Directors is soliciting your proxy to vote at the Annual General Meeting. This Proxy Statement summarizes the information you need to know to vote on an informed basis.
Why Are There Two Sets Of Financial Statements Covering The Same Fiscal Period?
U.S. securities laws require us to send you our 2014 Form 10-K, which includes our financial statements prepared in accordance with U.S. GAAP. These financial statements are included in the mailing of this Proxy Statement. Irish law also requires us to provide you with our Irish Statutory Accounts for our 2014 fiscal year, including the reports of our Directors and auditors thereon, which accounts have been prepared in accordance with Irish law. The Irish Statutory Accounts will be available on or about April 30, 2015 on our website at www.allegion.com/irishstatutoryaccounts and will be laid before the Annual General Meeting.
How Do I Attend the Annual General Meeting?
All shareholders are invited to attend the Annual General Meeting. In order to be admitted, you must present a form of personal identification and evidence of share ownership.
If you are a shareholder of record, evidence of share ownership will be either (1) an admission ticket, which is attached to the proxy card and must be separated from the proxy card and kept for presentation at the meeting if you vote your proxy by mail, or (2) a Notice.
If you own your shares through a bank, broker or other holder of record (“street name holders”), evidence of share ownership will be either (1) your most recent bank or brokerage account statement, or (2) a Notice. If you would rather have an admission ticket, you can obtain one in advance by mailing a written request, along with proof of your ownership of our ordinary shares, to:
Secretary
Allegion plc
Block D
Iveagh Court
Harcourt Road
Dublin 2, Ireland
No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted at the Annual General Meeting.
How May I Participate in the Annual General Meeting in Ireland?
Shareholders that are present in Ireland on June 10, 2015 may visit our headquarters located at Block D, Iveagh Court, Harcourt Road, Dublin 2, Ireland to participate in the Annual General Meeting. The Annual General Meeting will begin at 4:00 p.m., local time.
Who May Vote?
You are entitled to vote if you beneficially owned our ordinary shares at the close of business on April 13, 2015, the Record Date. At that time, there were 95,650,797 of our ordinary shares outstanding and entitled to vote. Each ordinary share that you own entitles you to one vote on all matters to be voted on a poll at the Annual General Meeting.
How Do I Vote?
Shareholders of record can cast their votes by proxy by:

•	using the Internet and voting at www.proxyvote.com;

•	calling 1-800-690-6903 and following the telephone prompts; or

•	completing, signing and returning a proxy card by mail. If you received a Notice and did not receive a proxy card, you may request one at sendmaterial@proxyvote.com.
The Notice is not a proxy card and it cannot be used to vote your shares.
Shareholders of record may also vote their shares directly by attending the Annual General Meeting and casting their vote in person or appointing a proxy (who does not have to be a shareholder) to attend the Annual General Meeting and casting votes on their behalf in accordance with their instructions.

Street name holders must vote their shares in the manner prescribed by their bank, brokerage firm or nominee. Street name holders who wish to vote in person at the Annual General Meeting must obtain a legal proxy from their bank, brokerage firm or nominee. Street name holders will need to bring the legal proxy with them to the Annual General Meeting and hand it in with a signed ballot that is available upon request at the meeting. Street name holders will not be able to vote their shares at the Annual General Meeting without a legal proxy and a signed ballot.
Even if you plan to attend the Annual General Meeting, we recommend that you vote by proxy as described above so that your vote will be counted if you later decide not to attend the meeting.
In order to be timely processed, your vote must be received by 11:59 p.m. Eastern Time on June 9, 2015 (or, if you are a street name holder, such earlier time as your bank, brokerage firm or nominee may require).
How May Employees Vote Under Our Employee Plans?
If you participate in the ESP or the Schlage Lock Company LLC Employee Savings Plan for Bargained Employees, then you may be receiving these materials because of shares held for you in those plans. In that case, you may use the enclosed proxy card to instruct the plan trustees of those plans how to vote your shares, or give those instructions by telephone or over the Internet. They will vote these shares in accordance with your instructions and the terms of the plan.
To allow plan administrators to properly process your vote, your voting instructions must be received by 11:59 p.m. on June 5, 2015. If you do not provide voting instructions for shares held for you in any of these plans, the plan trustees will vote these shares in the same ratio as the shares for which voting instructions are provided.
May I Revoke My Proxy?
You may revoke your proxy at any time before it is voted at the Annual General Meeting in any of the following ways:

•	by notifying the Company’s Secretary in writing: c/o Allegion plc, Block D, Iveagh Court, Harcourt Road, Dublin 2, Ireland;

•	by submitting another properly signed proxy card with a later date or another Internet or telephone proxy at a later date but prior to the close of voting described above; or

•	by voting in person at the Annual General Meeting.
Merely attending the Annual General Meeting does not revoke your proxy. To revoke a proxy, you must take one of the actions described above.
How Will My Proxy Get Voted?
If your proxy is properly submitted, your proxy holder (one of the individuals named on the proxy card) will vote your shares as you have directed. If you are a street name holder, the rules of the NYSE permit your bank, brokerage firm or nominee to vote your shares on Item 3 (routine matter) if it does not receive instructions from you. However, your bank, brokerage firm or nominee may not vote your shares on Items 1, 2, 4 or 5 (non-routine matters) if it does not receive instructions from you (“broker non-votes”). Broker non-votes will not be counted as votes for or against the non-routine matters, but rather will be regarded as votes withheld and will not be counted in the calculation of votes for or against the resolution.
If you are a shareholder of record and you do not specify on the proxy card you send to the Company (or when giving your proxy over the Internet or telephone) how you want to vote your shares, then the Company-designated proxy holders will vote your shares in the manner recommended by our Board of Directors on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion regarding any other matters properly presented for a vote at the meeting.
What Constitutes A Quorum?
The presence (in person or by proxy) of shareholders entitled to exercise a majority of the voting power of the Company on the Record Date is necessary to constitute a quorum for the conduct of business. Abstentions and broker non-votes are treated as “shares present” for the purposes of determining whether a quorum exists.

What Vote Is Required To Approve Each Proposal?
A majority of the votes cast at the Annual General Meeting is required to approve each of the Items submitted for shareholder approval. A majority of the votes cast means that the number of votes cast “for” an Item must exceed the number of votes cast “against” that Item.
Although abstentions and broker non-votes are counted as “shares present” at the Annual General Meeting for the purpose of determining whether a quorum exists, they are not counted as votes cast either “for” or “against” the resolution and, accordingly, will not affect the outcome of the vote.
Who Pays The Expenses Of This Proxy Statement?
We have hired Georgeson Inc. to assist in the distribution of proxy materials and the solicitation of proxies for a fee estimated at $14,000, plus out-of-pocket expenses. Proxies will be solicited on behalf of our Board of Directors by mail, in person, by telephone and through the Internet. We will bear the cost of soliciting proxies. We will also reimburse brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy materials to the persons for whom they hold shares.
How Will Voting On Any Other Matter Be Conducted?
Although we do not know of any matters to be presented or acted upon at the Annual General Meeting other than the items described in this Proxy Statement, if any other matter is proposed and properly presented at the Annual General Meeting, the proxy holders will vote on such matters in accordance with their best judgment.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth as of the Record Date, the beneficial ownership of our ordinary shares by (i) each director and director nominee of the Company, (ii) each executive officer of the Company named in the Summary Compensation Table below, and (iii) all directors and executive officers of the Company as a group:

Name	Ordinary Shares (a)	Notional Shares (b)	Options Exercisable or RSUs Vesting Within 60 Days (c)
M. J. Chesser	1,771	—	—
C. Cico	1,542	—	—
K. S. Hachigian	1,771	—	—
D. I. Schaffer	1,614	—	—
M. E. Welch	1,771	—	—
D. D. Petratis	34,026	—	12,781
P. S. Shannon	9,186	20,915	29,172
T. P. Eckersley	26,641	4,814	26,983
C. E. Muhlenkamp	8,784	2,213	8,278
F. W. Yu	13,758	—	32,541
B. A. Santoro	—	—	26,745
All directors and executive officers as a group (15 persons)(d)	108,277	27,942	136,008
____________

(a)	Represents (i) ordinary shares held directly; and (ii) ordinary shares held by the trustee under the ESP for the benefit of executive officers.

(b)	Represents ordinary shares and ordinary share equivalents notionally held under the EDCP that are not distributable within 60 days of the Record Date.

(c)	Represents ordinary shares as to which directors and executive officers had stock options or SARs exercisable or RSUs that vest within 60 days of the Record Date, under the 2013 Stock Plan.

(d)
The Company’s ordinary shares beneficially owned by all current directors and executive officers individually and as a group (including shares issuable under exercisable options or vesting RSUs) aggregated less than 1% of the total outstanding ordinary shares. Ordinary shares and ordinary share equivalents notionally held under the EDCP are not counted as outstanding shares in calculating these percentages because they are not beneficially owned; the directors and executive officers have no voting or investment power with respect to these shares or share equivalents.

The following table sets forth each shareholder which is known by us to be the beneficial owner of more than 5% of the outstanding ordinary shares of the Company based solely on the information filed by such shareholder in 2015 for the year ended December 31, 2014 on Schedule 13G under the Securities Exchange Act of 1934:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class(a)
Vanguard Group 100 Vanguard Blvd Malvern, PA 19355	7,102,309 (b)	7.43%
____________

(a)
The ownership percentages set forth in this column are based on the Company’s outstanding ordinary shares on the Record Date and assumes that each of the beneficial owners continued to own the number of shares reflected in the table above on such date.

(b)
Information regarding the Vanguard and its stockholdings was obtained from a Schedule 13G filed with the SEC on February 11, 2015. The filing indicated that, as of December 31, 2014, Vanguard had sole voting power as to 137,418 shares, sole dispositive power as to 6,973,491 shares, and shared dispositive power as to 128,818 of such shares.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
The Company does not generally engage in transactions in which its executive officers, directors or nominees for directors, any of their immediate family members or any of its 5% shareholders have a material interest. Pursuant to the Company’s written related person transaction policy, any such transaction must be reported to management, which will prepare a summary of the transaction and refer it to the Corporate Governance and Nominating Committee for consideration and approval by the disinterested directors. The Corporate Governance and Nominating Committee reviews the material terms of the related person transaction, including the dollar values involved, the relationships and interests of the parties to the transaction and the impact, if any, to a director’s independence. The Corporate Governance and Nominating Committee only approves those transactions that are in the best interest of the Company. In addition, the Company’s Code of Conduct, which sets forth standards applicable to all employees, officers and directors of the Company, generally proscribes transactions that could result in a conflict of interest for the Company. Any waiver of the Code of Conduct for any executive officer or director requires the approval of the Company’s Board of Directors. Any such waiver will, to the extent required by law or the NYSE, be disclosed on the Company’s website at www.allegion.com or on a current report on Form 8-K. No such waivers were requested or granted in 2014.
We have not made payments to directors other than the fees to which they are entitled as directors (described under the heading “Compensation of Directors”) and the reimbursement of expenses related to their services as directors. We have made no loans to any director or officer nor have we purchased any shares of the Company from any director or officer.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and officers, and persons who beneficially own more than ten percent of the Company’s ordinary shares, to file reports of ownership and reports of changes in ownership with the SEC and the NYSE. To the Company’s knowledge, based solely on its review of such forms received by the Company and written representations that no other reports were required, all Section 16(a) filing requirements were complied with for the year 2014 other than with respect to one Form 4 filing for Mr. Lewis due to administrative error.
SHAREHOLDER PROPOSALS AND NOMINATIONS
Any proposal by a shareholder intended to be presented at the 2015 Annual General Meeting of Shareholders of the Company must be received by the Company at its registered office at Block D, Iveagh Court, Harcourt Road, Dublin 2, Ireland, Attn: Secretary, no later than December 28, 2015, for inclusion in the proxy materials relating to that meeting. Any such proposal must meet the requirements set forth in the rules and regulations of the SEC, including Rule 14a-8, in order for such proposals to be eligible for inclusion in our 2016 proxy statement.
Our Articles of Association set forth procedures to be followed by shareholders who wish to nominate candidates for election to the Board of Directors in connection with annual general meetings of shareholders or pursuant to written shareholder consents or who wish to bring other business before a shareholders’ general meeting. All such nominations must be accompanied by certain background and other information specified in the Articles of Association. In connection with the 2015 annual general meeting, written notice of a shareholder’s intention to make such nominations or bring business before the annual general meeting must be given to the Secretary of the Company not later than March 11, 2016. If the date of the 2016 annual general meeting occurs more than 30 days before, or 60 days after, the anniversary of the 2015 annual general meeting, then the written notice must be provided to the Secretary of the Company not later than the seventh day after the date on which notice of such annual general meeting is given.
The Corporate Governance and Nominating Committee will consider all shareholder recommendations for candidates for Board membership, which should be sent to the Committee, care of the Secretary of the Company, at the address set forth above. In addition to considering candidates recommended by shareholders, the Committee considers potential candidates recommended by current directors, Company officers, employees and others. As stated in our Corporate Governance Guidelines, all candidates for Board membership are selected based upon their judgment, character, achievements and experience in matters affecting business and industry. Candidates recommended by shareholders are evaluated in the same manner as director candidates identified by any other means.
In order for you to bring other business before a shareholder general meeting, timely notice must be received by the Secretary of the Company within the time limits described above. The notice must include a description of the proposed item, the reasons you believe support your position concerning the item, and other specified matters. These requirements are separate from and in addition to the requirements you must meet to have a proposal included in our Proxy Statement. The foregoing time limits also apply in determining whether notice is timely for purposes of rules adopted by the SEC relating to the exercise of discretionary voting authority.
If a shareholder wishes to communicate with the Board of Directors for any other reason, all such communications should be sent in writing, care of the Secretary of the Company, or by email at allegionboard@allegion.com.

HOUSEHOLDING
SEC rules permit a single set of annual reports and proxy statements to be sent to any household at which two or more shareholders reside if they appear to be members of the same family. Each shareholder continues to receive a separate proxy card. This procedure is referred to as householding. While the Company does not household in mailings to its shareholders of record, a number of brokerage firms with account holders who are Company shareholders have instituted householding. In these cases, a single proxy statement and annual report will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once a shareholder has received notice from his or her broker that the broker will be householding communications to the shareholder’s address, householding will continue until the shareholder is notified otherwise or until the shareholder revokes his or her consent. If at any time a shareholder no longer wishes to participate in householding and would prefer to receive a separate proxy statement and annual report, he or she should notify his or her broker. Any shareholder can receive a copy of the Company’s proxy statement and annual report by contacting the Company at its registered office at Block D, Iveagh Court, Harcourt Road, Dublin 2, Ireland, Attention: Secretary or by accessing it on the Company’s website at www.allegion.com.
Shareholders who hold their shares through a broker or other nominee who currently receive multiple copies of the proxy statement and annual report at their address and would like to request householding of their communications should contact their broker.
Dated: April 24, 2015

Appendix A

ALLEGION PLC
INCENTIVE STOCK PLAN OF 2013

1.	Purpose of the Plan
The purpose of the Plan is to aid the Company and its Affiliates in recruiting and retaining key employees and directors and to motivate such employees and directors to exert their best efforts on behalf of the Company and its Affiliates by providing incentives through the granting of Awards. The Company expects that it will benefit from the added interest which such key employees and directors will have in the welfare of the Company as a result of their proprietary interest in the Company’s success.

2.	Definitions
The following capitalized terms used in the Plan have the respective meanings set forth in this Section:

(a)	Act: The Securities Exchange Act of 1934, as amended, or any successor thereto.

(b)
Affiliate: With respect to the Company, any Person or entity directly or indirectly controlling, controlled by, or under common control with, the Company or any other Person or entity designated by the Board in which the Company or an Affiliate has an interest.

(c)
Associate: With respect to a specified Person, means (i) any corporation, partnership, or other organization of which such specified Person is an officer or partner; (ii) any trust or other estate in which such specified Person has a substantial beneficial interest or as to which such specified Person serves as trustee or in a similar fiduciary capacity; (iii) any relative or spouse of such specified Person, or any relative of such spouse who has the same home as such specified Person, or who is a director or officer of the Company or any of its Subsidiaries; and (iv) any Person who is a director, officer, or partner of such specified Person or of any corporation (other than the Company or any wholly-owned Subsidiary), partnership or other entity which is an Affiliate of such specified person.

(d)	Award: An Option, Stock Appreciation Right or Other Stock-Based Award granted pursuant to the Plan.

(e)
Beneficial Owner: A “beneficial owner”, as such term is defined in Rule 13d-3 under the Act (or any successor rule thereto) provided, however, that any individual, corporation, partnership, group, association or other Person or entity which has the right to acquire any of the Company’s outstanding securities entitled to vote generally in election of directors at any time in the future, whether such right is contingent or absolute, pursuant to any agreement, arrangement or understanding or upon exercise of conversion rights, warrants or options, or otherwise, shall be deemed the Beneficial Owner of such securities.

(f)	Board: The Board of Directors of the Company.

(g)
Cause: shall mean (i) any action by the Participant involving willful malfeasance or willful gross misconduct having a demonstrable adverse effect on the surviving entity (or applicable Affiliate thereof); (ii) the Participant being convicted of a felony under the laws of the United States or any state or district or any foreign jurisdiction; or (iii) any material violation of the Company’s code of conduct, as in effect from time to time.

(h)
Change in Control: The date (i) any individual, corporation, partnership, group, association or other person or entity, together with its Affiliates and Associates (other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or Schlage Lock Company, LLC, a Delaware corporation), is or becomes the Beneficial Owner of securities of the Company representing 30% or more of the combined voting power of the Company’s Voting Securities; (ii) the Continuing Directors fail to constitute a majority of the members of the Board; (iii) of consummation of any transaction or series of transactions under which the Company is merged or consolidated with any other company which is not an Affiliate; (iv) of any sale, lease, exchange or other transfer, in one transaction or a series of related transactions, of all, or substantially all, of the assets of the Company, other than any sale, lease, exchange or other transfer to any Person or entity where the Company owns, directly or indirectly, at least 80% of the combined voting power of the Voting Securities of such Person or entity or its parent corporation after any such transfer; or (v) any other event that the Continuing Directors determine to be a Change in Control; provided, however, that in the case of a transaction described in (i), (iii) or (v) above, there shall not be a Change in Control if the shareholders of the Company immediately prior to any such transaction own (or continue to own by remaining outstanding or by being converted into Voting Securities of the surviving entity or parent entity) more than 50% of the combined voting power of the Voting Securities of the Company, the surviving entity or any parent of either immediately following such transaction, in substantially the same proportion to each other as prior to such transaction.

(i)	Code: The Internal Revenue Code of 1986, as amended, or any successor thereto.

(j)
Committee: The Compensation Committee of the Board (or a subcommittee thereof), or such other committee of the Board (including, without limitation, the full Board) to which the Board has delegated power to act under or pursuant to the provisions of the Plan.

(k)	Company: Allegion plc, an Irish company and any successor thereto.

(l)
Continuing Directors: A director who either was a member of the Board on the Effective Date or who became a member of the Board subsequent to such date and whose election, or nomination for election by the Company’s shareholders, was Duly Approved by the Continuing Directors on the Board at the time of such nomination or election, either by a specific vote or by approval of the proxy statement issued by the Company on behalf of the Board in which such person is named as nominee for director, without due objection to such nomination, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person or entity other than the Board.

(m)	Duly Approved by the Continuing Directors: An action approved by the vote of at least two-thirds of the Continuing Directors then on the Board.

(n)	Effective Date: shall mean the Distribution Date (as such term is defined in the Separation and Distribution Agreement, dated as of December 1, 2013 by and between Ingersoll-Rand plc and the Company).

(o)
Fair Market Value: On a given date, (i) if there should be a public market for the Shares on such date, the average between the high and low price of the Shares as reported on such date on the principal national securities exchange on which such Shares are listed or admitted to trading, or, if the Shares are not listed or admitted on any national securities exchange, the arithmetic mean of the per Share closing bid price and per Share closing asked price on such date as quoted on the National Association of Securities Dealers Automated Quotation System (or such market in which such prices are regularly quoted) (the “NASDAQ”), or, if no sale of Shares shall have been reported on any national securities exchange or quoted on the NASDAQ on such date, then the immediately preceding date on which sales of the Shares have been so reported or quoted shall be used, and (ii) if there should not be a public market for the Shares on such date, the Fair Market Value shall be the value established by the Committee in good faith.

(p)	Full Value Awards: Awards of Shares under the Plan (including any future grants of restricted stock or phantom stock) that are not awards of Options or Stock Appreciation Rights.

(q)
Good Reason: shall mean (i) a substantial diminution in the Participant’s job responsibilities or a material adverse change in the Participant’s title or status; provided, that performing the same job for a smaller organization following a Change in Control shall not constitute Good Reason hereunder; (ii) a reduction of the Participant’s base salary or target bonus (provided, however, a reduction of the Participant’s base salary or target bonus shall not constitute Good Reason hereunder if there is a broad-based reduction in the base salary or target bonus applicable to employees in the Company) or the failure to pay Participant’s base salary or bonus when due, or the failure to maintain on behalf of the Participant (and his or her dependents) benefits which are at least comparable in the aggregate to those prior to the completion of the Change in Control, or (iii) the relocation of the principal place of Participant’s employment by more than thirty five (35) miles from the Participant’s principal place of employment immediately prior to the completion the Change in Control; provided, that any of the events described in clauses (i) - (iii) above shall constitute Good Reason only if the Company fails to cure such event within 30 days after receipt from the Participant of written notice of the event which constitutes Good Reason; and provided further, that such Participant shall cease to have a right to terminate due to Good Reason on the 90th day following the later of the occurrence of the event or the Participant’s knowledge thereof, unless the Participant has given the surviving entity following a Change in Control (or other Affiliate thereof employing the Participant) notice thereof prior to such date.

(r)	ISO: An Option that is also an incentive stock option granted pursuant to Section 6(d) of the Plan.

(s)	Option: A stock option granted pursuant to Section 6 of the Plan.

(t)	Option Price: The purchase price per Share of an Option, as determined pursuant to Section 6(a) of the Plan.

(u)	Other Stock-Based Awards: Awards granted pursuant to Section 8 of the Plan.

(v)	Participant: An employee or director who is selected by the Committee to participate in the Plan.

(w)	Performance-Based Awards: Certain Other Stock-Based Awards granted pursuant to Section 8(b) of the Plan.

(x)	Person: A “person”, as such term is used for purposes of Section 13(d) or 14(d) of the Act (or any successor section thereto), including any Affiliate or Associate of the Company.

(y)	Plan: The Allegion plc Incentive Stock Plan of 2013, as from time to time amended and then in effect.

(z)	Shares: Ordinary shares of the Company.

(aa)	Stock Appreciation Right: A stock appreciation right granted pursuant to Section 7 of the Plan.

(bb)	Subsidiary: A subsidiary corporation, as defined in Section 424(f) of the Code (or any successor section thereto).

(cc)
Substitute Award: An Award granted under the Plan in assumption of, or in substitution for, outstanding awards previously granted by an entity directly or indirectly acquired by the Company or with which the Company combines.

(dd)	Voting Securities: The outstanding securities entitled to vote generally in the election of directors.

3.	Shares Subject to the Plan
Subject to Section 9, the total number of Shares which may be issued under the Plan is 8,000,000 and the maximum number of Shares for which ISOs may be granted is 20% of the total number of Shares which may be issued under the Plan. Shares issued pursuant to the Employee Matters Agreement by and between Ingersoll-Rand plc and the Company to satisfy Awards granted in conjunction with awards outstanding under the equity incentive plans of Ingersoll-Rand plc or its Affiliates shall be considered issued under the Plan. In the event all or any portion of an Award is terminated or lapses without the payment of consideration, the number of Shares not issued that were originally deducted for such Award pursuant to this Section 3 shall be restored and may again be used for Awards under the Plan. In the event that Shares are retained or are otherwise not issued by the Company in order to satisfy tax withholding obligations in connection with Full Value Awards, the number of Shares so retained or not issued that were originally deducted for such Award pursuant to this Section 3 shall be restored and may again be used for Awards under the Plan. Shares subject to an Award under the Plan may not be available again for issuance under the Plan if such Shares are retained or otherwise not issued by the Company in order to satisfy tax withholding obligations in connection with Options or Stock Appreciation Rights.
Notwithstanding anything contained in this Section 3 to the contrary, (a) Substitute Awards shall not reduce the overall limit on Shares available for grant under the Plan; provided, that Substitute Awards issued in connection with the assumption of, or in substitution for, outstanding options intended to qualify as “incentive stock options” within the meaning of Section 422 of the Code shall reduce the aggregate number of Shares available for Awards of Incentive Stock Options under the Plan; and (b) subject to applicable stock exchange requirements, available shares under a shareholder approved plan of an entity directly or indirectly acquired by the Company or with which the Company combines (as appropriately adjusted to reflect the acquisition or combination transaction) may be used for Awards under the Plan and shall not reduce the number of Shares available for delivery under the Plan.

4.	Administration
The Plan shall be administered by the Committee, which may delegate its duties and powers in whole or in part to any subcommittee thereof consisting solely of at least two individuals who are intended to qualify as “Non-Employee Directors” within the meaning of Rule 16b-3 under the Act (or any successor rule thereto), “independent directors” within the meaning of The New York Stock Exchange’s listed company rules and “outside directors” within the meaning of Section 162(m) of the Code (or any successor section thereto). Additionally, the Committee may delegate the authority to grant Awards under the Plan to any employee or group of employees of the Company or an Affiliate; provided, however, that such delegation and grants are consistent with applicable law and guidelines established by the Committee from time to time. The Committee may appoint such agents as it deems necessary or advisable for the proper administration of the Plan; provided, however, that such appointment is consistent with applicable law and guidelines established by the Committee from time to time. The Committee is authorized to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make any other determinations that it deems necessary or desirable for the administration of the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent the Committee deems necessary or desirable. Any decision of the Committee in the interpretation and administration of the Plan, as described herein, shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned (including, but not limited to, Participants and their beneficiaries or successors). The Committee shall have the full power and authority to establish the terms and conditions of any Award consistent with the provisions of the Plan and to waive any such terms and conditions at any time (including, without limitation, accelerating or waiving any vesting conditions). The Committee shall require payment of any amount it may determine to be necessary for federal, state, local or other taxes as a result of the exercise, grant or vesting of an Award. The Committee shall not be required to issue any Award under the Plan until such obligations described in the previous sentence have been satisfied in full.

5.	Limitations
No Award may be granted under the Plan after the tenth anniversary of the Effective Date, but Awards theretofore granted may extend beyond that date.

6.	Terms and Conditions of Options
Options granted under the Plan shall be, as determined by the Committee, non‑qualified or ISO for United States federal income tax purposes, as evidenced by the related Award letters, and shall be subject to the foregoing and the following terms and conditions and to such other terms and conditions, not inconsistent therewith, as the Committee shall determine:

(a)
Option Price. The Option Price per Share shall be determined by the Committee, but shall not be less than 100% of the Fair Market Value of a Share on the date an Option is granted (other than as described in Section 3).

(b)
Exercisability. Options granted under the Plan shall be exercisable at such time and upon such terms and conditions as may be determined by the Committee, but in no event shall an Option be exercisable more than ten years after the date it is granted.

(c)
Exercise of Options. Except as otherwise provided in the Plan or in an Award letter, an Option may be exercised for all, or from time to time any part, of the Shares for which it is then exercisable. For purposes of Section 6 of the Plan, the exercise date of an Option shall be the later of the date a notice of exercise is received by the Company or its designee or administrative agent in the form and manner satisfactory to the Company and, if applicable, the date payment is received by the Company or its designee or administrative agent in accordance with the following sentence. The purchase price for the Shares as to which an Option is exercised shall be paid to the Company as designated by the Committee, pursuant to one or more of the following methods: (i) in cash or its equivalent (e.g., by personal check) or (ii) if there is a public market for the Shares underlying the Options at such time, through the delivery of irrevocable instructions to a broker to sell Shares obtained upon the exercise of the Option and to deliver promptly to the Company an amount out of the proceeds of such sale equal to the aggregate Option Price for the Shares being purchased.

(d)
ISOs. The Committee may grant Options under the Plan that are intended to be ISOs. Such ISOs shall comply with the requirements of Section 422 of the Code (or any successor section thereto). ISOs shall be granted only to Participants who are employees of the Company and its Affiliates. No ISO may be granted to any Participant who at the time of such grant, owns more than 10% of the total combined voting power of all classes of stock of the Company or of any Subsidiary, unless (i) the Option Price for such ISO is at least 110% of the Fair Market Value of a Share on the date the ISO is granted and (ii) the date on which such ISO terminates is a date not later than the day preceding the fifth anniversary of the date on which the ISO is granted. Any Participant who disposes of Shares acquired upon the exercise of an ISO either (A) within two years after the date of grant of such ISO or (B) within one year after the transfer of such Shares to the Participant, shall notify the Company of such disposition and of the amount realized upon such disposition. All Options granted under the Plan are intended to be nonqualified stock options, unless the applicable Award letter expressly states that the Option is intended to be an ISO. If an Option is intended to be an ISO, and if for any reason such Option (or portion thereof) shall not qualify as an ISO, then, to the extent of such nonqualification, such Option (or portion thereof) shall be regarded as a nonqualified stock option granted under the Plan; provided that such Option (or portion thereof) otherwise complies with the Plan’s requirements relating to nonqualified stock options. In no event shall any member of the Committee, the Company or any of its Affiliates (or their respective employees, officers or directors) have any liability to any Participant (or any other Person) due to the failure of an Option to qualify for any reason as an ISO.

(e)
Rights with Respect to Shares. No Participant shall have any rights to dividends or other rights of a shareholder with respect to Shares subject to an Option until the Participant has given written notice of exercise of the Option, paid in full for such Shares and, if applicable, has satisfied any other conditions imposed by the Committee pursuant to the Plan.

7. Terms and Conditions of Stock Appreciation Rights

(a)
Grants. The Committee may grant (i) a Stock Appreciation Right independent of an Option or (ii) a Stock Appreciation Right in connection with an Option, or a portion thereof. A Stock Appreciation Right granted pursuant to clause (ii) of the preceding sentence (A) may only be granted at the time the related Option is granted, (B) shall cover the same number of Shares covered by an Option (or such lesser number of Shares as the Committee may determine) and (C) shall be subject to the same terms and conditions as such Option except for such additional limitations as are contemplated by this Section 7 (or such additional limitations as may be included in an Award letter).

(b)
Terms. The exercise price per Share of a Stock Appreciation Right shall be an amount determined by the Committee but in no event shall such amount be less than the Fair Market Value of a Share on the date the Stock Appreciation Right is granted (other than as described in Section 4); provided, however, that in the case of a Stock Appreciation Right granted in conjunction with an Option, or a portion thereof, the exercise price may not be less than the Option Price of the related Option. Each Stock Appreciation Right granted independent of an Option shall entitle a Participant upon exercise to a number of Shares equal to (1) an amount that is (i) the excess of (A) the opening price of the Shares on the exercise date of one Share (the “Opening Price”) over (B) the exercise price per Share, multiplied by (ii) the number of Shares covered by the Stock Appreciation Right, divided by (2) the Opening Price. Each Stock Appreciation Right granted in conjunction with an Option, or a portion thereof, shall entitle a Participant to surrender to the Company the unexercised Option, or any portion thereof, and to receive from the Company in exchange therefore a number of Shares equal to (1) an amount that is (i) the excess of (A) the Opening Price over (B) the Option Price per Share, multiplied by (ii) the number of Shares covered by the Option, or portion thereof, which is surrendered, divided by (2) the Opening Price. Payment shall be made in Shares. Stock Appreciation Rights may be exercised from time to time upon actual receipt by the Company or its designee or administrative agent of written notice of exercise in the form and manner satisfactory to the Company stating the number of Shares with respect to which the Stock Appreciation Right is being exercised. The date a notice of exercise is received by the Company shall be the exercise date. No fractional Shares will be issued in payment for Stock Appreciation Rights, but instead the number of Shares will be rounded downward to the next whole Share.

(c)
Limitations. The Committee may impose, in its discretion, such conditions regarding the exercisability of Stock Appreciation Rights as it may deem fit, but in no event shall a Stock Appreciation Right be exercisable more than ten years after the date it is granted.

8. Other Stock-Based Awards

(a)
Generally. The Committee, in its sole discretion, may grant or sell Awards of Shares (including (i) Awards of Shares in lieu of any incentive or variable compensation to which a Participant is entitled to from the Company or its Subsidiaries and (ii) Awards of Shares granted to non-employee directors as all or a part of their retainer or other fees for services), Awards of restricted Shares and Awards that are valued in whole or in part by reference to, or are otherwise based on the Fair Market Value of, Shares (“Other Stock-Based Awards”). Such Other Stock-Based Awards shall be in such form, and dependent on such conditions, as the Committee shall determine, including, without limitation, the right to receive, or vest with respect to, one or more Shares (or the equivalent cash value of such Shares) upon the completion of a specified period of service, the occurrence of an event and/or the attainment of performance objectives. Other Stock-Based Awards may be granted alone or in addition to any other Awards granted under the Plan. Subject to the provisions of the Plan, the Committee shall determine to whom and when Other Stock-Based Awards will be made, the number of Shares to be awarded under (or otherwise related to) such Other Stock-Based Awards, and all other terms and conditions of such Awards (including, without limitation, the vesting provisions thereof and provisions ensuring that all Shares so awarded and issued shall be fully paid and non-assessable).

(b)
Performance-Based Awards. Notwithstanding anything to the contrary herein, certain Other Stock-Based Awards, Options and Stock Appreciation Rights granted under this Section 8 may be granted in a manner which is intended to be deductible by the Company under Section 162(m) of the Code (or any successor section thereto) (“Performance-Based Awards”). Except in the case of Options and Stock Appreciation Rights that are not subject to achievement of performance goals, a Participant’s Performance-Based Award shall be determined based on the attainment of written performance goals approved by the Committee for a performance period established by the Committee (i) while the outcome for that performance period is substantially uncertain and (ii) no more than 90 days after the commencement of the performance period to which the performance goal relates or, if less, the number of days which is equal to 25% of the relevant performance period. The performance goals, which must be objective, shall be based upon one or more of the following criteria: (i) consolidated earnings before or after taxes (including earnings before interest, taxes, depreciation and amortization); (ii) net income; (iii) operating income; (iv) operating income margin; (v) gross margin; (vi) earnings per Share; (vii) book value per Share; (viii) return on shareholders’ equity; (ix) expense management; (x) return on invested capital; (xi) improvements in capital structure; (xii) profitability of an identifiable business unit or product; (xiii) maintenance or improvement of profit margins or revenue; (xiv) stock price; (xv) market share; (xvi) revenues or sales; (xvii) costs; (xviii) available cash flow; (xix) working capital; (xx) return on assets; (xxi) total shareholder return; (xxii) productivity ratios; and (xxiii) economic value added. In addition, to the degree consistent with Section 162(m) of the Code (or any successor section thereto), the performance goals may be calculated without regard to extraordinary items. The maximum amount of a Performance-Based Award during a calendar year to any Participant shall be: (x) with respect to Performance-Based Awards that are Options or Stock Appreciation Rights, 750,000 Shares

and (y) with respect to Performance-Based Awards that are not Options or Stock Appreciation Rights, $10,000,000 on the date of the award. Except in the case of Options and Stock Appreciation Rights that are not subject to achievement of performance goals, no Performance-Based Awards will be paid for a performance period until certification is made by the Committee that the criteria described in this Section 8(b) has been attained. The amount of the Performance-Based Award actually paid to a given Participant may be less than (but not greater than) the amount determined by the applicable performance goal formula, at the discretion of the Committee. The amount of the Performance-Based Award determined by the Committee for a performance period shall be paid to the Participant at such time as determined by the Committee in its sole discretion after the end of such performance period; provided, however, that a Participant may, if and to the extent permitted by the Committee and consistent with the provisions of Sections 162(m) and 409A of the Code, elect to defer payment of a Performance-Based Award.

9.	Adjustments Upon Certain Events
Notwithstanding any other provisions in the Plan to the contrary (except for Section 17), the following provisions shall apply to all Awards granted under the Plan:

(a)
Generally. In the event of any change in the outstanding Shares after the Effective Date by reason of any reorganization, recapitalization, merger, consolidation, spin-off, combination, combination or transaction or exchange of Shares or other corporate exchange, or any distribution to shareholders of Shares other than regular cash dividends or any transaction similar to the foregoing, the Committee shall make such substitution or adjustment, as it deems, in its sole discretion and without liability to any person, to be equitable (subject to Section 17), as to (i) the number or kind of Shares or other securities issued or reserved for issuance pursuant to the Plan or pursuant to outstanding Awards, (ii) the maximum number of Shares for which Options or Stock Appreciation Rights may be granted during a calendar year to any Participant (iii) the maximum amount of a Performance-Based Award that may be granted during a calendar year to any Participant, (iv) the Option Price or exercise price of any Stock Appreciation Right and/or (v) any other affected terms of such Awards, including, without limitation, any affected performance measures or goals applicable to Performance-Based Awards. In the event of any change in the outstanding Shares after the Effective Date by reason of any stock split (forward or reverse) or any stock dividend, all adjustments described in the preceding sentence shall occur automatically in accordance with the ratio of the stock split or stock dividend, unless otherwise determined by the Committee.

(b)
Change in Control. The provisions of this Section 9(b) shall apply in the event of a Change in Control, unless otherwise determined by the Committee in connection with the grant of an Award as reflected in the applicable Award letter.

(i) All outstanding Options and Stock Appreciation Rights (including any Options and Stock Appreciation Rights that are Performance-Based Awards but are not subject to achievement of any performance goals set forth in Section 8(b) hereof but excluding any other Performance-Based Awards) shall become immediately vested and exercisable, except to the extent that an Alternate Award is provided with respect to any such Option and Stock Appreciation Right in which case there shall be no acceleration of vesting or exercisability;
(ii) All Other Stock-Based Awards (other than Performance-Based Awards) shall become immediately vested and payable, except to the extent that an Alternate Award is provided with respect to any such Other Stock-Based Award; and
(iii) With respect to Performance-Based Awards (other than Options and Stock Appreciation Rights that are not subject to achievement of any performance goals set forth in Section 8(b) hereof), the performance periods applicable to such Performance-Based Awards shall lapse and Participants shall be deemed to have earned a pro rata award equal to the product of (A) such Participants’ target award opportunity for the performance period in question and (B) a fraction, the numerator of which is the number of full plus partial months that have elapsed since the beginning of the performance period to the date on which the Change in Control occurs, and the denominator of which is the total number of months in such performance period.
(iv) For purposes of clauses (i) and (ii) above, an “Alternate Award” shall be deemed to be provided in respect of an affected Award if such Award is assumed or substituted in a manner that will substantially preserve the otherwise applicable terms of the affected Award, as determined by the Committee in its sole discretion prior to the occurrence of a Change in Control, provided that any such Alternate Award must (A) be based on stock which is traded on an established securities market; (B) provide such Participant with rights and entitlements substantially equivalent to or better than the rights, terms and conditions applicable under such Award, including, but not limited to, an identical or better exercise or vesting schedule and identical or better timing and methods of payment; (C) have substantially equivalent economic value to such Award (determined at the time of the Change in Control in accordance with principles applicable under Section 424 of the Code); and (D) vest in full upon any termination of a Participant’s employment or service with the surviving entity (or applicable Affiliate thereof) of such Change in Control by such entity without Cause or by such Participant with Good Reason, in each case on or within twenty-four (24) months following such Change in Control.
Notwithstanding the foregoing, the Committee may (subject to Section 17), in its sole discretion, but shall not be obligated to, (A) cancel such Awards for fair value (as determined in the sole discretion of the Committee) which, in the case of Options and Stock Appreciation Rights, shall equal the excess, if any, of value of the consideration to be paid in the Change in Control transaction to holders of the same number of Shares subject to such Options or Stock Appreciation Rights (or, if no consideration is paid in any such transaction, the Fair Market Value of the Shares subject to such Options or Stock Appreciation Rights) over the aggregate exercise price of such Options or Stock Appreciation Rights, (B) provide for the issuance of substitute awards that will substantially preserve the otherwise applicable terms of any affected Awards previously granted hereunder, as determined by the Committee in its sole discretion; or (C) provide that for a period of at least 15 days prior to the Change in Control, such Options and Stock Appreciation Rights shall be exercisable as to all shares subject thereto and that upon the occurrence of the Change in Control, such Options and Stock Appreciation Rights shall terminate and be of no further force and effect.

10.	No Right to Employment or Awards
The granting of an Award under the Plan shall impose no obligation on the Company or any Affiliate to continue the employment or service of a Participant and shall not lessen or affect the Company’s or Affiliate’s right to terminate the employment or service of such Participant. No Participant or other Person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Participants, or holders or beneficiaries of Awards. The terms and conditions of Awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each Participant (whether or not such Participants are similarly situated).

11.	Successors and Assigns
The Plan shall be binding on all successors and assigns of the Company and a Participant, including without limitation, the estate of such Participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participant’s creditors.

12.	Nontransferability of Awards

(a)
Each Award shall be exercisable only by a Participant during the Participant’s lifetime, or, if permissible under applicable law, by the Participant’s legal guardian or representative. No Award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant other than by will or by the laws of descent and distribution and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or an Affiliate.

(b)
Notwithstanding the foregoing, the Committee may, in its sole discretion, permit Awards (other than ISOs) to be transferred by a Participant, without consideration, in connection with estate planning or charitable transfers, subject to such rules as the Committee may adopt consistent with any applicable Award agreement to preserve the purposes of the Plan; provided that the Participant gives the Committee advance written notice describing the terms and conditions of the proposed transfer and the Committee notifies the Participant in writing that such a transfer would comply with the requirements of the Plan.

13. Amendments or Termination

(a)
Amendment and Termination of the Plan. The Board may amend, alter, suspend, discontinue, or terminate the Plan or any portion thereof at any time; provided, that no such amendment, alteration, suspension, discontinuation or termination shall be made without shareholder approval if (i) it would materially increase the number of securities which may be issued under the Plan or granted to any Participant (except for increases pursuant to Section 9); (ii) it extends the term of the Plan; (iii) it materially expands the types of Awards available under the Plan or materially expands the class of persons eligible to receive Awards under the Plan; or (iv) such approval is necessary to comply with any regulatory requirement applicable to the Plan (including, without limitation, as necessary to comply with any rules or regulations of any securities exchange or inter-dealer quotation system on which the securities of the Company may be listed or quoted); provided, however, that, subject to Section 17, any such amendment, alteration, suspension, discontinuance or termination that would materially and adversely affect the rights of any Participant or any holder of any Award theretofore granted shall not to that extent be effective without the consent of the affected Participant or holder. Notwithstanding the foregoing, no amendment shall be made to this Section 13 without shareholder approval.

(b)
Amendment of Award Agreements. The Committee may, to the extent consistent with the terms of any applicable Award agreement, waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, any Award theretofore granted or the associated Award agreement, prospectively or retroactively (including after a Participant’s termination of employment or service with the Company); provided that, subject to Section 17, any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely affect the rights of any Participant with respect to any Award theretofore granted shall not to that extent be effective without the consent of the affected Participant.

(c)
Repricing of Awards. Subject to Section 9, in no event shall the Committee or the Board take any action without approval of the shareholders of the Company that would (i) reduce the exercise price of any Option or Stock Appreciation Right; (ii) result in the cancellation of any outstanding Option or Stock Appreciation Right and replacement with a new Option or Stock Appreciation Right with a lower exercise price or with, a cash payment that is greater than the Fair Market Value of the Option or Stock Appreciation Right; or (iii) result in any other action that would be considered a “repricing” for purposes of the shareholder approval rules of any securities exchange or inter-dealer quotation system on which the securities of the Company are listed or quoted.

14. International Participants
With respect to Participants who reside or work outside the United States of America and who are not (and who are not expected to be) “covered employees” within the meaning of Section 162(m) of the Code, the Committee may, in its sole discretion, amend the terms of the Plan or Awards with respect to such Participants in order to conform such terms with the requirements of local law or to obtain more favorable tax or other treatment for a Participant, the Company or an Affiliate.

15.	Choice of Law
The Plan shall be governed by and construed in accordance with the laws of the State of Delaware without regard to conflicts of laws.

16.	Effectiveness of the Plan
The Plan shall be effective as of the Effective Date, subject to the approval of the shareholders of the Company.

17.	Section 409A
Notwithstanding other provisions of the Plan or any Award letter thereunder, no Award shall be granted, deferred, accelerated, extended, paid out or modified under this Plan in a manner that would result in the imposition of an additional tax under Section 409A of the Code upon a Participant. In the event that it is reasonably determined by the Committee that, as a result of Section 409A of the Code, payments in respect of any Award under the Plan may not be made at the time contemplated by the terms of the Plan or the relevant Award letter, as the case may be, without causing the Participant holding such Award to be subject to taxation under Section 409A of the Code, the Company will make such payment on the first day that would not result in the Participant incurring any tax liability under Section 409A of the Code.
Without limiting the generality of the foregoing, to the extent applicable, notwithstanding anything herein to the contrary, this Plan and Awards issued hereunder shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretative guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date. Notwithstanding any provision of the Plan to the contrary, in the event that the Committee determines that any amounts payable hereunder will be taxable to a Participant under Section 409A of the Code and related Department of Treasury guidance prior to payment to such Participant of such amount, the Company may (a) adopt such amendments to the Plan and Awards and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Committee determines necessary or appropriate to preserve the intended tax treatment of the benefits provided by the Plan and Awards hereunder and/or (b) take such other actions as the Committee determines necessary or appropriate to avoid the imposition of an additional tax under Section 409A of the Code.

18.	Clawback/Recoupment Policy
Notwithstanding anything contained herein to the contrary, all Awards granted under the Plan shall be and remain subject to any incentive compensation clawback or recoupment policy currently in effect or as may be adopted by the Board and, in each case, as may be amended from time to time. No such policy adoption or amendment shall in any event require the prior consent of any Participant.

19.	Dividends and Dividend Equivalents
The Committee in its sole discretion may provide a Participant as part of an Award with dividends or dividend equivalents, payable in cash, Shares, other securities, other Awards or other property, on a current or deferred basis, on such terms and conditions as may be determined by the Committee in its sole discretion, including without limitation, payment directly to the Participant, withholding of such amounts by the Company subject to vesting of the Award or reinvestment in additional shares of Shares or other Awards; provided, that no dividends or dividend equivalents shall be payable in respect of outstanding (i) Options or Stock Appreciation Rights or (ii) unearned Performance-Based Awards or other unearned Awards subject to vesting conditions (although dividends and dividend equivalents may be accumulated in respect of unearned Awards and paid within 15 days after such Awards are earned and become payable or distributable).

Appendix B

ALLEGION PLC
SENIOR EXECUTIVE PERFORMANCE PLAN

This is the Senior Executive Performance Plan (the “Plan”) of Allegion plc, a company organized under the laws of Ireland (the “Company”), for the payment of annual cash incentive compensation to designated employees.
SECTION 1. DEFINITIONS:
As used in the Plan, the following terms have the following meanings:
BOARD:    The Board of Directors of the Company.
CODE:    The United States Internal Revenue Code of 1986, as amended.
COMMITTEE: The Compensation Committee of the Board; PROVIDED, HOWEVER, that, notwithstanding any provision of the Plan to the contrary, with respect to a participant who is a member of the Board the term Committee shall mean all of the Outside Directors on the Board, all of whose actions hereunder shall be based upon recommendations of the Compensation Committee of the Board.
CONSOLIDATED OPERATING INCOME: The Company’s consolidated operating income from continuing operations as shown in the Company’s audited annual consolidated statement of income, adjusted for any nonrecurring gains/losses included in operating income from continuing operations including, but not limited to, restructuring charges and asset impairments.   Consolidated operating income will exclude the effects of any changes in accounting principles as determined in accordance with generally accepted accounting principles.
EXCHANGE ACT: The Securities Exchange Act of 1934, as amended.
OUTSIDE DIRECTORS: The meaning ascribed to such term in Section 162(m) of the Code and the regulations proposed or adopted thereunder.
PERFORMANCE PERIOD:    The period from January 1st through December 31st.
SECTION 2. OBJECTIVES:
The objectives of the Plan are to:
(a)    recognize and reward on an annual basis the Company’s senior executive officers for their contributions to the overall profitability of the Company; and
(b)    qualify compensation under the Plan as “performance-based compensation” within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder.
SECTION 3. ADMINISTRATION: The Plan will be administered by the Committee. The Committee shall contain at least three members, each of whom shall be an Outside Director. Subject to the provisions of the Plan, the Committee will have full authority to interpret the Plan, to establish and amend rules and regulations relating to it, to determine the terms and provisions for making awards and to make all other determinations necessary or advisable for the administration of the Plan.
SECTION 4. PARTICIPATION: The Participants in the Plan for each Performance Period shall be those individuals who on the last day of the Company’s fiscal year coincident with such Performance Period are (a) the chief executive officer of the Company (or person acting in such capacity), (b) the chief financial officer of the Company or (c) among the three highest compensated executive officers (other than the chief executive officer or the chief financial officer), each as determined pursuant to the executive compensation disclosure rules under the Exchange Act.
SECTION 5. PERFORMANCE CRITERIA; MAXIMUM AMOUNT PAYABLE TO ANY EXECUTIVE: The performance criteria used to determine incentives payable under the Plan for any Performance Period year shall be the Company’s achievement of Consolidated Operating Income for that Performance Period. The maximum amount payable to each participant under the Plan for a given Performance Period shall be 1.5% of Consolidated Operating Income for the chief executive officer and 0.6% of Consolidated Operating Income for each other participant.
SECTION 6. DETERMINATION OF PARTICIPANTS’ INCENTIVE PAYOUTS:
The Committee shall have sole discretion to determine payouts under the Plan. Final payouts are subject to the approval of the Committee and shall occur as provided in Section 7 hereof. The Committee shall have the right to reduce or cancel any payout that would otherwise be due to a participant if, in its sole discretion, the Committee deems such action warranted based on other circumstances relating to the performance of the Company or the participant. A participant shall not be entitled to any annual incentive payment except in accordance with the terms and conditions of the Plan.
SECTION 7. TIME AND FORM OF PAYMENT:
(a)    Except as provided in paragraph (b) of this Section 7, awards will be paid in cash, net of required withholding taxes, in the calendar year following the Performance Period and as soon as practicable following the public announcement by

B- 1

the Company of its financial results for the fiscal year and written certification from the Committee that the goals described in Section 5 hereof have been attained.
(b)    A participant in the Plan may elect to defer payment of all or any portion of an incentive award pursuant to the terms and conditions of any deferral program adopted by the Committee, which shall be designed to comply with Section 409A of the Code. Such deferral program may provide for a reasonable rate of interest or a return based on one or more predetermined actual investments (whether or not the assets associated with the amount originally deferred are actually invested in them).
SECTION 8. TERMINATION OF EMPLOYMENT: In the event of a participant’s termination of employment for any reason during a Performance Period, the Committee, in its discretion, may provide that the participant (or his or her beneficiary) receive, after the end of the Performance Period, all or any portion of the performance bonus to which the participant would otherwise have been entitled upon achievement of the applicable performance criteria, but subject to reduction in accordance with Section 6 hereof.
SECTION 9. RECOUPMENT: The Committee may direct the Company to recover any awards paid under the SEPP from a participant or former participant who engages in fraud or intentional misconduct that results in a need for the Company to restate its financial statements.
SECTION 10. MISCELLANEOUS:
(a)    AMENDMENT AND TERMINATION OF THE PLAN. The Board may amend, modify or terminate the Plan at any time and from time to time. Notwithstanding the foregoing, no such amendment, modification or termination shall affect the payment of a performance bonus for a Performance Period already ended or be effective without approval of the Company’s shareholders if, and to the extent, required under Section 162(m) of the Code, other applicable law or the rules of any stock exchange on which the shares of the Company are listed.
(b)     NO ASSIGNMENT. Except as otherwise required by applicable law, no interest, benefit, payment, claim or right of any participant under the Plan shall be subject in any manner to any claims of any creditor of any participant or beneficiary, nor to alienation by anticipation, sale, transfer, assignment, bankruptcy, pledge, attachment, charge or encumbrance of any kind, and any attempt to take any such action shall be null and void.
(c)    NO RIGHTS TO EMPLOYMENT. Nothing contained in the Plan shall give any person the right to be retained in the employment of the Company or any of its subsidiaries or associated corporations or affect the right of any such employer to dismiss any employee.
(d)    BENEFICIARY DESIGNATION. The Committee shall establish such procedures as it deems necessary for a participant to designate a beneficiary to whom any amounts would be payable in the event of the participant’s death.
(e)    PLAN UNFUNDED. The entire cost of the Plan shall be paid from the general assets of the Company or its subsidiaries. The rights of any person to receive benefits under the Plan shall be only those of a general unsecured creditor, and neither the Company, its subsidiaries, the Board nor the Committee shall be responsible for the adequacy of the general assets of the Company and its subsidiaries to meet and discharge Plan liabilities, nor shall the Company or its subsidiaries be required to reserve or otherwise set aside funds for the payment of its obligations hereunder.
(f)    APPLICABLE LAW. The Plan and all rights there under shall be governed by and construed in accordance with the laws of the State of Delaware without reference to conflict of law principles of such state

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VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m.* Eastern Time on June 9, 2015. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. If you vote by mail, your proxy card must be received prior to the start of the Annual General Meeting of Shareholders for your vote to be counted*.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m.* Eastern Time on June 9, 2015. Have your proxy card in hand when you call and then follow the instructions.

*Voting cut-off is 11:59 p.m. Eastern Time on June 5, 2015 for participants in the Schlage Lock Company Employee Saving Plan and the Schlage Lock Company Employee Saving Plan for Bargained Employees in order to allow plan administrators to vote on your behalf.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M83536-P59794-Z64792 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

ALLEGION PLC

The Board of Directors recommends you vote FOR the following proposals:

	For	Against	Abstain
1. Election of Directors			
1a. Michael J. Chesser	☐	☐	☐
1b. Carla Cico	☐	☐	☐
1c. Kirk S. Hachigian	☐	☐	☐
1d. David D. Petratis	☐	☐	☐
1e. Dean I. Schaffer	☐	☐	☐
1f. Martin E. Welch III	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposals:

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

IF YOU PLAN TO ATTEND THE ANNUAL GENERAL MEETING, PLEASE BRING, IN ADDITION TO THIS ADMISSION TICKET, A PROPER FORM OF IDENTIFICATION.

ADMISSION TICKET

ALLEGION PLC
ANNUAL GENERAL MEETING OF SHAREHOLDERS

JUNE 10, 2015
9:00 a.m., local time
The Broadmoor
1 Lake Avenue
Colorado Springs, Colorado

THIS ADMISSION TICKET ADMITS ONLY THE NAMED SHAREHOLDER AND ONE GUEST.

NOTE: VIDEO, STILL PHOTOGRAPHY AND RECORDING DEVICES ARE NOT PERMITTED AT THE ANNUAL GENERAL MEETING. YOUR COOPERATION IS APPRECIATED.

Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting:
The Annual Report, Notice & Proxy Statement and Irish Statutory Accounts are available at www.proxyvote.com.

M83537-P59794-Z64792

ALLEGION PLC
Annual General Meeting of Shareholders
June 10, 2015 9:00 a.m.
This proxy is solicited by the Board of Directors

The undersigned hereby appoint(s) David D. Petratis, Patrick S. Shannon and Jeffrey N. Braun, or any of them, with power of substitution, attorneys and proxies to vote, as indicated on the reverse hereof, all ordinary shares of ALLEGION PLC (the "Company") which the undersigned is entitled to vote at the Annual General Meeting of Shareholders to be held at The Broadmoor, 1 Lake Avenue, Colorado Springs, Colorado, on Wednesday, June 10, 2015, at 9:00 a.m., local time, or at any adjournments thereof, with all the powers the undersigned would possess, if then and there personally present, upon the matters described in the Notice of Annual General Meeting of Shareholders and Proxy Statement, receipt of which is hereby acknowledged, and upon any other business that may come before the meeting or any such adjournments.

Any shareholder entitled to attend and vote at the Annual General Meeting may appoint one or more proxies, who need not be a shareholder(s) of the Company. If you wish to appoint a person other than the designated officers of the Company, please contact the Company Secretary and also note that your nominated proxy must attend the Annual General Meeting in person in order for your votes to be voted. A proxy is required to vote in accordance with any instructions given to him/her. Completion of a form of proxy will not preclude a member from attending and voting at the meeting in person.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO CONTRARY SPECIFICATIONS ARE MADE ON THE REVERSE SIDE, THIS PROXY WILL BE VOTED IN THE MANNER RECOMMENDED BY THE COMPANY'S BOARD OF DIRECTORS ON ALL MATTERS AND IN THE DISCRETION OF THE PROXIES UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL GENERAL MEETING OF SHAREHOLDERS.

This card also constitutes your voting instructions with respect to ordinary shares held in accounts under the Schlage Lock Company Employee Savings Plan or the Schlage Lock Company Employee Savings Plan for Bargained Employees. If you do not vote, your proxy will be voted in accordance with the terms of the applicable plan.

Continued and to be signed on reverse side